UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant   ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

Wintrust Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2026
To the Shareholders of Wintrust Financial Corporation:
You are cordially invited to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Wintrust Financial Corporation (the “Company”) to be held at our offices located at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018 on Thursday, May 28, 2026, at 9:00 a.m. Central Time, for the following purposes:
1.
To elect the 12 nominees for director named in this Proxy Statement to hold office until the 2027 Annual Meeting of Shareholders or until a successor has been elected and qualified;

2.
To approve, on an advisory (non-binding) basis, the Company’s executive compensation as described in this Proxy Statement;

3.
To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2026; and

4.
To transact such other business as may properly come before the meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on March 30, 2026. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, prompt voting will be appreciated.
Two of our current directors, William J. Doyle and H. Patrick Hackett, Jr., are not standing for re-election this year. Messrs. Doyle and Hackett have been valued members of the Board of Directors (the “Board”) since 2017 and 2008, respectively, and we ask that you join the Board in thanking them for their time and service to the Company and in thanking Mr. Hackett for his leadership of the Board as non-executive Chairman over the past nine years.
By order of the Board of Directors,
Kathleen M. Boege
Corporate Secretary
April 9, 2026
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED IN THE ATTACHED PROXY STATEMENT.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 28, 2026: This Notice of the Annual Meeting, Proxy Statement and the 2025 Annual Report on Form 10-K are Available at: https://materials.proxyvote.com/97650W.

i

WINTRUST FINANCIAL CORPORATION
9700 West Higgins Road, Suite 800
Rosemont, Illinois 60018
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 28, 2026
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”), with individual members of the Board each being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of such meeting.
In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”) and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended December 31, 2025, to our shareholders by making such materials available on the internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about April 9, 2026.
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, May 28, 2026 at 9:00 a.m. Central Time at the Company’s headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the 12 nominees for Director named in this Proxy Statement, a proposal approving (on an advisory non-binding basis) the Company’s executive compensation as described in this Proxy Statement, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026.
Who may vote at the Annual Meeting?
Only record holders of our Common Stock, no par value per share (“Common Stock”), as of the close of business on March 30, 2026 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding approximately 67,437,300 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
May shareholders ask questions at the Annual Meeting?
Yes. Shareholders will have the ability to submit questions during the Annual Meeting. Such questions must be confined to matters properly before the Annual Meeting and of general Company relevance.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of the Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards marked “abstain” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who submit a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions on certain matters (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
What vote is required to approve each item on the agenda?
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Approval of the advisory (non-binding) proposal approving the Company’s executive compensation as described in this Proxy Statement, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026, each require the affirmative vote of a majority of Common Stock represented at the annual Meeting, online or by proxy, and entitled to vote thereon.
How do I submit my vote?
If you are a shareholder of record, you can vote by:
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attending the Annual Meeting and voting by ballot during the Annual Meeting;

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using your telephone, according to the instructions on the Notice or proxy card;

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visiting www.voteproxy.com and then following the instructions on the screen; or

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signing, dating and mailing in your proxy card which may be obtained by calling 888-proxyna (888-776-9962) or 201-299-6210 (for international callers) or by emailing help@equiniti.com.

The deadline for voting by telephone or on the internet is 11:59 p.m. Eastern Time on May 27, 2026. Proxy cards submitted by mail must be received by the close of business on May 27, 2026.
How do I vote if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a valid legal proxy issued in your name from the institution that holds your shares and bring that proxy to the Annual Meeting.
May I change or revoke my vote after I return my proxy card?
Yes. If you are a shareholder of record, you may change your vote by:
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returning a later-dated proxy card;

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entering a new vote by telephone or on the internet (prior to 11:59 p.m. Eastern Time on May 27, 2026);

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voting in person by ballot during the Annual Meeting; or

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delivering written notice of revocation to the Company’s Corporate Secretary by mail at 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018.

If you vote by phone or internet, you may change your vote if you do so prior to 11:59 p.m. Eastern Time on May 27, 2026. Any later-dated proxy card or revocation sent by mail must be received by the close of business on May 27, 2026. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s Inspector of Election, Equiniti Trust Company, LLC, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, internet or personal contact by its officers and employees, the Company has retained the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, to solicit proxies for a fee of $10,000 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:
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FOR the election of each of the 12 Director nominees named in this Proxy Statement;

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FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and

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FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026.

How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:
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FOR the election of each of the 12 Director nominees named in this Proxy Statement;

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FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and

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FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026.

With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters.
In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026.
Brokers who have not received instructions from their customers would not be permitted to vote on the remaining proposals to be presented at the Annual Meeting, which are considered “non-routine” matters. Broker non-votes will have no impact on the voting results with regard to such proposals.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the “non-routine” matters described above, for which the broker indicates it does not have discretionary authority.
How will abstentions be treated?
For purposes of determining whether we have a quorum at the Annual Meeting, if you vote to abstain, your shares will be counted as present at the Annual Meeting.

If you abstain from voting for one or more of the nominees for Director, this will have the same effect as a vote against such nominee. If you abstain from voting on the advisory (non-binding) proposal approving the Company’s executive compensation as described in this Proxy Statement, or on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026, your abstention will have the same effect as a vote against the proposal or proposals on which you abstain from voting.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
Your vote is important.   Whether or not you plan to attend the Annual Meeting, prompt voting is appreciated. Registered shareholders can vote their shares via the internet or by using a toll-free telephone number or use the international number from foreign countries. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by submitting the proxy card. A proxy card may be obtained as instructed above under “How do I submit my vote?” If you received a proxy card and chose to vote by mail, we ask that you complete, sign, date and return the proxy card promptly in the postage-paid envelope.
BOARD OF DIRECTORS, GOVERNANCE AND COMMITTEES
Board of Directors
Overview
The Board provides oversight with respect to our overall performance, strategic direction, and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chief Executive Officer (“CEO”) and other officers. The Board has seven standing committees. The principal responsibilities of the standing committees are described under the applicable committee headings below. Additionally, the independent Directors meet in regularly scheduled executive sessions, with and without management present, at each meeting of the Board and its committees.
Corporate Governance Practices
We believe that a culture of strong corporate governance is a critical component of our success. Our Board continually evaluates corporate governance developments and strives to adopt “best practices” including:
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Annual election of Directors.

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Independent Chairman of the Board.   H. Patrick Hackett, Jr. has concluded nine years as independent, non-executive Chairman of the Board, and is not standing for re-election. It is anticipated that, pending re-election to the Board at the Annual Meeting, Brian A. Kenney will serve as independent, non-executive Chairman of the Board following the Annual Meeting.

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Independent Board.   Our Board is comprised of all independent Directors, except our President and CEO.

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Majority vote standard for election of our Directors.

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Independent Board committees.   In 2025 and early 2026, each of our committees (other than the Executive Committee) was made up entirely of independent Directors other than Mr. Wehmer (who served on the Risk Management Committee and Information Technology & Information Security Committee (“IT/IS Committee”)) in early 2025. Mr. Wehmer did not stand for re-election last year at the 2025 Annual Meeting of Shareholders. Following the 2025 Annual Meeting of shareholders, therefore, each of our committees (other than the Executive Committee, which includes our CEO) has consisted entirely of independent Directors. Each standing committee operates under a written charter that has been approved by the respective committee, the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Board.
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Regular executive sessions of independent Directors.   At each meeting of the Board and each of its Committees, the Directors meet without management present in regularly scheduled executive sessions of independent Directors.

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Regular Board self-assessment process.   The Board and each committee evaluate their respective performance on an annual basis.

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Regular Board education and training.   Each Director is required to complete annually a robust training program administered by the Company, including curriculum focused on financial institution compliance and regulatory frameworks. In addition to the completion of comprehensive Director onboarding sessions, each Director is encouraged to participate in training sessions provided by third parties to public company directors, focusing on corporate governance matters as well as subjects relevant to the committees on which a particular Director serves.

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Service by many of our Directors on the boards of our subsidiary banks or other operating subsidiaries.   We believe this dual service gives our Directors a robust view into our operations and performance.

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Limitation on other outside board service.   We limit our Directors to service on no more than four other public company boards.

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Retirement Age.   We have a policy that we will not nominate a candidate for Director if he or she has attained the age of 76 before the election.

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Robust code of ethics.   Our corporate code of ethics applies to all of our employees, including our Directors and executive officers. We also have an additional code of ethics applicable to our senior financial officers.

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Robust role for the Board in risk oversight.   Our Board and its committees play an active and ongoing role in the management of the risks of our business.

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Stock ownership guidelines for Directors and named executive officers.   Our Directors and named executive officers each must maintain a significant ownership of our Common Stock in order to increase alignment of their interests with those of our shareholders.

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Prohibition on hedging, short selling and pledging.   Our Directors and employees are prohibited from engaging in selling short our Common Stock, engaging in hedging or offsetting transactions regarding our Common Stock, including the use of puts, calls, swaps, collars or other derivative securities designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. Similarly, our Directors and insiders are prohibited from pledging our Common Stock.

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No shareholder rights plan (poison pill).

Director Independence
A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a Director of the Company and he or she otherwise satisfies the independence requirements of the Nasdaq listing standards. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.
The Board has reviewed the independence of our current Directors and nominees and found that each of them are independent under the applicable Nasdaq listing standards, except Mr. Crane, who currently serves as our President and CEO. In addition, Scott K. Heitmann, who served on the Board until the 2025 annual meeting of shareholders, was deemed independent.
Accordingly, more than 92% of the members of the Board are independent, including the Chairman of the Board.
Board Leadership Structure
The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent Directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as Chairman of the Board is a particularly time-intensive responsibility. Separation of the roles of Chairman and CEO allows the CEO to focus solely on his duties, which the Board believes better serves the Company. Separating these roles also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management. The Company has a policy set forth in its Corporate Governance Guidelines providing that each non-executive Chairman may serve for a term of not more than nine (9) consecutive years, subject to the requirement that he or she be re-elected as Chairman annually by the Board.
Mr. Hackett will complete his ninth year of service as Chairman at the Annual Meeting and therefore is not eligible for re-election as Chairman. Accordingly, the Nominating Committee has proposed, and the Board has agreed, that pending his re-election to the Board at the Annual Meeting, Mr. Kenney will serve as non-executive Chairman of the Board following the Annual Meeting.
Meetings
The Board met five times in 2025. Each member of the Board who is standing for re-election attended more than 83% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. Twelve of the fifteen Board members then in office attended our 2025 Annual Meeting of Shareholders.
The Board’s Role in Risk Oversight
Our Board has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks, which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President and Chief Risk Officer, who provides reports to the Board, the Audit Committee and the Risk Management Committee on a regular basis and other committees of the Board as needed.
The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of various categories of Company risk, including cybersecurity risks and industry-specific risks, and on the Company’s overall risks as well as any material changes or developments in risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of financial, regulatory, operational and legal risks, in particular. The Risk Management Committee monitors, among other things, overall enterprise risk management, credit, interest rate, liquidity and market risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews risks associated with the Company’s capital planning strategy and liquidity. The IT/IS Committee provides oversight of risks related to the Company’s information technology and information security strategy, infrastructure, systems, business continuity planning and disaster recovery plans and testing. The IT/IS Committee and the Audit Committee coordinate regarding oversight of the Company’s information security programs. The Nominating Committee provides risk oversight relating to the Company’s board and governance, as well as in relation to the Company’s environmental and social responsibility efforts and progress. The Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. In addition, the Audit Committee, Finance Committee and Risk Management Committee have each undertaken to monitor relevant portions of the risks relating to the capital stress testing process. The Board receives a comprehensive quarterly report from each committee chair regarding matters considered by each respective Board committee, including environmental and social risk oversight as well as cybersecurity.
For more information regarding cybersecurity oversight, please refer to Item 1C, “Cybersecurity,” in our Annual Report on Form 10-K for the year ended December 31, 2025.
Codes of Ethics
The Board has adopted our Corporate Code of Ethics applicable to all Directors, officers and employees, and our Senior Financial Officer Code of Ethics (together with the Corporate Code of Ethics, the “Codes”) each of which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Codes, we maintain Wintrust’s Ethicspoint, a toll-free hotline and internet-based service through which confidential complaints may be made by employees regarding actual or alleged illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our Codes; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed. The Company will post on its website any amendments to, or waivers from, the Codes as they apply to its Directors and executive officers to the extent required by the rules of the SEC or the Nasdaq stock market (“Nasdaq”).
Insider Trading Policy
The Company has adopted an insider trading policy and procedures applicable to our directors, officers, employees and other covered persons, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. The Company’s insider trading policy is filed as Exhibit 19.1 to the 2025 Annual Report on Form 10-K.
Shareholder Communications
Any shareholder or other interested parties who desire to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 939-9000 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement and is not incorporated herein by reference.

Committee Membership
The following table summarizes the current membership of the Board and each of its committees as of the date of this Proxy Statement:
Board of Directors*	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Information Technology/ Information Security Committee	Executive Committee
Elizabeth H. Connelly			Chair	Member			Member
Timothy S. Crane							Member
Peter D. Crist**	Member		Member		Member
William J. Doyle	Member				Member
Marla F. Glabe		Member				Member
H. Patrick Hackett, Jr. (Chair)							Chair
Brian A. Kenney	Member			Chair			Member
Laura A. Kohl*				Member		Member
Deborah L. Hall Lefevre	Member					Chair	Member
Suzet M. McKinney		Member	Member
David S. Richter*				Member	Member
Gregory A. Smith**		Member			Chair		Member
Karin Gustafson Teglia		Chair	Member				Member
Alex E. Washington, III**	Chair		Member		Member		Member

*
Ms. Kohl and Mr. Richter were appointed to the Board on October 1, 2025.

**
Mr. Crist served as Chair of the Nominating Committee from the 2025 annual meeting of shareholders until October 2025, at which point Mr. Washington succeeded him. Mr. Washington served as Chair of the Finance Committee from the 2025 annual meeting of shareholders until October 2025, at which point Mr. Smith succeeded him.

The Nominating Committee has proposed, and the Board has agreed, that the membership of the Board and each of its committees following the Annual Meeting, assuming each Director nominee is elected, shall be as follows:
Board of Directors*	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Information Technology/ Information Security Committee	Executive Committee
Elizabeth H. Connelly			Chair	Member			Member
Timothy S. Crane							Member
Peter D. Crist	Member		Member		Member
Marla F. Glabe		Member				Member
Brian A. Kenney (Chair)							Chair
Laura A. Kohl				Member		Member
Deborah L. Hall Lefevre	Member					Chair	Member
Suzet M. McKinney		Member	Member
David S. Richter				Chair	Member		Member
Gregory A. Smith		Member			Chair		Member
Karin Gustafson Teglia		Chair	Member				Member
Alex E. Washington, III	Chair				Member		Member

*
Messrs. Doyle and Hackett are not standing for re-election.

The Board adopted the charter of each of the Nominating Committee, the Audit Committee, the Compensation Committee, the Risk Management Committee, the Finance Committee, the IT/IS Committee

and the Executive Committee, copies of which are available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” Our Corporate Governance Guidelines are also available on the Company’s website under the same heading.
Nominating and Corporate Governance Committee
The Board has established the Nominating Committee, which is responsible for the following, among other responsibilities:
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determining criteria for the selection and qualification of the members of the Board and reviewing with the Board the appropriate skills and characteristics required of the Board members in the context of the current composition of the Board;

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identifying, evaluating and recommending candidates to fill positions on the Board;

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seeking out possible candidates and otherwise aid in attracting highly qualified candidates to serve on the Board and coordinating with the CEO to the extent the Nominating Committee deems appropriate;

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recommending for Board approval a policy regarding director candidates recommended by shareholders, establishing procedures for shareholders to submit such recommendations and reviewing any nominations properly submitted by shareholders;

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evaluating, at least annually, the independence of each member of the Board and establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

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considering any resignation submitted by a Director who has experienced a significant change to his or her personal circumstances;

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reviewing annually and monitoring emerging best practices, the corporate governance guidelines and codes of ethics and recommending modifications thereto to the Board;

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advising the Board with respect to the size, composition and individual members of the various committees of the Board and the functions of the Board and its committees;

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establishing and implementing self-assessment procedures for the Board and its committees;

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assessing and reviewing with management the overall effectiveness of the organization of the Board and the conduct of its business, including director compliance with the Company’s Corporate Governance Guidelines, and making appropriate recommendations to the Board with regard thereto;

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reviewing shareholder proposals submitted for business to be conducted at an annual meeting;

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in consultation with the Audit Committee, reviewing transactions with “related-persons” required to be disclosed pursuant to the Securities Exchange Act of 1934;

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reviewing annually Director compensation and recommending modifications thereto to the Board;

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reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

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considering from time to time the overall relationship of the Board and management;

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overseeing the Company’s workforce strategy, including employee and management development initiatives;

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overseeing the Company’s environmental and social responsibility effort, progress and disclosures;

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reviewing and assessing annually the adequacy of the Executive Committee Charter and, if appropriate, recommending changes to the Board for approval;

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reviewing and approving annually the required proxy disclosures regarding the Board nomination process; and

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reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has determined that each member of the Nominating Committee has no material relationship with the Company and is otherwise independent under the applicable Nasdaq listing standards. During 2025, the Nominating Committee met five times.
Nomination of Directors
The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In doing so, the Nominating Committee considers a wide range of factors in evaluating the suitability of director candidates, including a general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion.
The Nominating Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, age, gender, ethnicity and geography, among other things. While the Nominating Committee does not have a formal policy in this regard, the diversity of the Board is a consideration in evaluating candidates for the Board, among others, as set forth in our Corporate Governance Guidelines.
The Nominating Committee also evaluates the performance of directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-assessment process and by the Nominating Committee as it evaluates and identifies director candidates.
The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources and will consider director candidates recommended by our shareholders and will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Ms. Kohl and Mr. Richter, each who is standing for election by our shareholders for the first time at the Annual Meeting, were appointed to the Board on October 1, 2025. Each of Ms. Kohl and Mr. Richter were first identified as a director candidate by other non-employee directors on the Board. Mr. Richter is well-known to the Board given his previous service as a member of the Wintrust Bank board of directors. Ms. Kohl is well-known to the Board given her previous work at McDonald’s Corporation with Mmes. Hall Lefevre and Teglia, and is also known to Mr. Crist.
Once the Nominating Committee receives a recommendation from a shareholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.
Shareholders may also directly nominate a candidate for Director pursuant to the advance notice provisions of the Company’s By-laws. Nominations must be received in writing at the principal executive offices of the Company and addressed to Wintrust Financial Corporation, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018 and otherwise satisfy the requirements set forth in the Company’s By-laws.
Audit Committee
The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements and evaluating and monitoring the risk profile of the Company. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the following, in addition to other responsibilities:

•
being directly responsible for the appointment, termination, compensation, oversight of the work of, and policies for hiring the independent auditors, including an assessment of the qualifications and independence of the independent auditors, and approving all audit fees paid to the independent auditors;

•
reviewing the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon;

•
discussing with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including critical audit matters;

•
overseeing the Company’s internal audit function and proposed audit plan;

•
reviewing the competence and performance of the independent auditors responsible for the audit and quality control procedures the auditing firm has established, and discussing with them the rotation of the lead and reviewing partner;

•
maintaining and reviewing a log of reports received and reviewing said reports pursuant to the Whistleblower Policies and Procedures;

•
reviewing with management and the independent auditors, the financial statements, footnotes and related disclosures to be included in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, and reviewing the CEO and CFO certifications required to be filed therewith;

•
reviewing reports from, and, if material issues arise, may discuss with, the independent auditors on the critical policies and practices of the Company and all alternative treatments of financial information;

•
providing advice to the Compensation Committee regarding staffing needs associated with the Company’s accounting and finance functions;

•
reviewing quarterly interim financial statements and the financial disclosure in the Company’s earnings press releases, registration statements, current reports or other public disclosures;

•
consulting with the Nominating Committee in reviewing transactions with “related-persons” required to be disclosed pursuant to the Securities Exchange Act of 1934;

•
reviewing the status of the Company’s Security Program including information security program as well as its fraud programs. It also includes updates to risk assessments, results of audit testing and details of any security breaches or violations, as well as any material changes to the program;

•
coordinating with the Company’s IT/IS Committee regarding the oversight of the Company’s Security Program;

•
evaluating the status of the Company’s Consumer Compliance and Bank Secrecy Act, Anti-Money Laundering and Office of Foreign Assets Control programs, which includes updates to risk assessments, results of audit testing and details of any security breaches or violations, as well as any material changes to these programs;

•
monitoring and discussing with management and the internal auditors, as it deems appropriate, the overall scope, approach, staffing, locations, and plans for their audits, and the Company’s risk assessment and risk management policies;

•
reviewing the status and results of regulatory and material litigation risk exposure examinations;

•
receiving and reviewing any reports of evidence of a material violation of securities laws or breaches of fiduciary duty and consulting with third parties;

•
reviewing reports regarding violations of the Company’s codes of ethics and policy regarding transactions in Company securities by insiders;

•
overseeing the process and establishing procedures for the receipt, retention and treatment of complaints;

•
reviewing compliance with the Codes and insider trading policy; and

•
reviewing and assessing annually the adequacy of the Audit Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:
•
must be financially literate;

•
must not have received any consulting, advisory, or other compensatory fees from the Company (other than in his or her capacity as a Director);

•
must not be the Company’s affiliate or the affiliate of any of the Company’s subsidiaries; and

•
must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be an “audit committee financial expert” as defined by SEC rules.
The Board has determined that each member of the Audit Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that each of Mses. Glabe and Teglia, Dr. McKinney and Mr. Smith, qualify as audit committee financial experts. During 2025, the Audit Committee met five times.
Compensation Committee
The Board has established a Compensation Committee which is responsible for the following, among other responsibilities:
•
establishing, in consultation with senior management, the Company’s overall compensation philosophy and overseeing the development and implementation of compensation programs and policies;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior management, evaluating the performance of the CEO and other senior management in light of those goals and objectives, and, either as a committee or together with the other independent members of the Board, setting the CEO’s and other senior management’s compensation levels based on this evaluation;

•
reviewing and approving in advance employment agreements, salary levels, salary increases and bonuses for executive and senior officers of the Company and, if appropriate, senior officers of its subsidiaries, including salaries and awards to newly-hired executives and senior officers of the Company;

•
reviewing levels of director stock ownership with respect to expectations set forth in the Company’s Corporate Governance Guidelines and reviewing levels of executive stock ownership with respect to expectations set forth in the stock ownership guidelines;

•
reviewing the Company’s compensation programs to assess the extent to which such practices encourage excessive risk-taking (including compliance with the Company’s Volcker Rule Compliance Policy) or earnings manipulation, and taking any appropriate remedial actions, and providing any required disclosure regarding such reviews and certifying completion of such reviews, if necessary;

•
administering the Company’s stock incentive and employee stock purchase programs;

•
reviewing and recommending for Board approval additional executive compensation and employee benefit programs, incentive-based compensation programs, non-cash compensation programs, retirement and savings plans and any material changes to existing programs;

•
reporting to the Board regarding performance appraisals and remuneration information concerning senior management and the CEO and recommending for Board approval, as appropriate, proposed senior management promotions and employment of senior management candidates;

•
conferring with the CEO and other senior management regarding succession planning for senior executive officers and making any such recommendations to the Board;

•
reviewing and approving changes to be made to severance programs and forms of employment agreements and change-in-control agreements;

•
pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed for the Nominating Committee in connection with non-employee Director compensation;

•
reviewing the results of any advisory shareholder votes on executive compensation (“say-on-pay” votes), and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•
recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding the frequency of such votes;

•
developing and implementing policies with respect to the recovery or “clawback” of any excess incentive-based compensation, paid to any of the Company’s executive officers (within the meaning of Rule 10D-1 under the Securities and Exchange Act of 1934, as amended) based on erroneous data;

•
reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval; and

•
preparing the Compensation Committee Report for inclusion in the proxy statement, in accordance with SEC rules.

The Board has determined that each member of the Compensation Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2025, the Compensation Committee met six times. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2025, there were no compensation committee interlocks or insider participation.
Risk Management Committee
The Board has established a Risk Management Committee which is responsible for the following, among other responsibilities:
•
reviewing and approving the Enterprise Risk Management Policy;

•
reviewing and approving the Risk Appetite Statement;

•
reviewing summary reports regarding the Company’s risk profile relative to the Risk Appetite Statement and associated metrics and risk tolerances;

•
reviewing the Company’s independent loan review plan and loan review results;

•
reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of credit, liquidity, interest rates and other market risks, operational risk, vendors, and financial models;

•
reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of information technology and information security, and reviewing the terms and conditions of the Company’s cybersecurity insurance coverage, in cooperation with the IT/IS Committee;

•
reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of legal and regulatory compliance, in cooperation with the Audit Committee of the Board;

•
reviewing the Company’s capital position including the Company’s annual capital planning and stress testing processes and results, in cooperation with the Finance Committee of the Board;

•
reviewing and approving additional policies as may be assigned to the Committee pursuant to the Company’s Enterprise Risk Management Policy, subject to the Board’s reservation of its authority to review and approve any such policies;

•
reviewing the status and results of regulatory examinations, any significant issues arising out of such examinations and related responses from management or the Board with respect to their impact on risk management practices;

•
meeting periodically with the Chief Risk Officer in separate executive sessions and discussing, among other items, the corporate risk management function’s independent responsibilities, budget and staffing;

•
coordinating with other committees of the Board and management committees as appropriate concerning risk management issues within the other committees’ respective areas of responsibility;

•
reviewing reports on special or emerging risk topics as deemed appropriate; and

•
reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has determined that each member of the Risk Management Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2025, the Risk Management Committee met four times.
Finance Committee
The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:
•
reviewing the capital plan and cash position of the Company, and providing advice and guidance on the sources and uses of capital and expected returns on capital deployed;

•
reviewing and approving key strategic initiatives to determine if they are aligned with the Risk Appetite Statement;

•
reviewing and approving capital policies including the Capital Plan, the Capital Adequacy and Planning Policy and the Capital Contingency Plan;

•
reviewing and approving results of capital and earnings business plan, annual budget and forecasts;

•
reviewing and approving components of the capital stress testing process including stress test results;

•
reviewing holding company/intercompany capital actions, linking to current and forecasted capital levels;

•
reviewing and approving action plans to remediate gaps identified in the capital management process;

•
reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•
reviewing the Company’s share repurchase activities and plans and recommending to the Board any share repurchase programs deemed necessary or advisable;

•
reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•
reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•
reviewing and making recommendations with respect to private equity and other strategic investments;

•
reviewing and making recommendations with respect to issuing equity and debt securities;

•
providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•
reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has determined that each member of the Finance Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2025, the Finance Committee met five times.
Information Technology/Information Security Committee
The Board has established an IT/IS Committee to provide guidance to management regarding information technology and information security and assisting the Board in overseeing the Company’s policies and procedures for meeting its information technology and information security-related responsibilities, including regulatory obligations. In addition, the IT/IS Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:
•
reviewing and approving the Company’s information technology strategic plan and planning process;

•
assessing the likelihood, frequency and severity of cyber attacks and data breaches;

•
reviewing and approving the development and implementation of the Company’s information technology and information security programs and policies in context of the Company’s risk profile;

•
reviewing the scope and effectiveness of the Company’s material information technology and information security infrastructure, including strategies for the design, development, implementation and maintenance of new technologies and systems;

•
coordinating with the Audit Committee regarding oversight of the Company’s Security Program;

•
reviewing the strategies and measures taken by the Company to identify, assess, monitor, control and mitigate its risks in the areas of information technology and information security;

•
review management’s action plan and response during a significant breach of the Company’s information technology and information security systems, which may include management’s investigation of the incident, law enforcement engagement, customer, media and/or regulatory notification and disclosure, reporting, and remediation;

•
reviewing and approving the data management strategy for the Company;

•
overseeing any independent third-party assessments of the Company’s information technology and information security programs and policies and data management strategy;

•
reviewing the effectiveness of business continuity/disaster recovery following cyber attacks, including adequate insurance coverage and incident response plans and testing; and

•
reviewing annually the adequacy of the IT/IS Committee Charter and, if appropriate, recommending changes to the charter to the Board for approval.

The Board has determined that each member of the IT/IS Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2025, the IT/IS Committee met four times.
Executive Committee
The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to convene a meeting of the full Board for timely consideration of the actions proposed to be taken. The Executive Committee may exercise all authority of the Board including, without limitation, the approval of acquisition, financing and other business transactions not involving the issuance of Company stock or approval by shareholders, except as otherwise prohibited by law.
The Board has determined that each member of the Executive Committee, except for Mr. Crane, has no material relationship with the Company and is otherwise independent under the Nasdaq listing standards. During 2025, the Executive Committee did not formally convene.
DIRECTOR COMPENSATION
The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee Director compensation, the Nominating Committee and the Board consider the significant amount of time the Directors expend in fulfilling their duties as well as the skill level required.
2025 Compensation for Non-employee Directors
For their service to the Company in 2025, non-employee Directors were entitled to an annual fee retainer (the “Annual Board Fee Retainer”), an annual committee fee retainer (the “Annual Committee Fee Retainer”), attendance fees for certain committee meetings and certain Board meetings (in excess of a specified number of committee or Board meetings), and an additional payment for service as a chair of the Board or of certain committees (other than the Annual Board Fee Retainer and Annual Committee Fee Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board. No changes were made to the Company’s non-employee director compensation program for 2025 as compared to 2024.
Annual Board Fee Retainer.   In 2025, the Company paid an Annual Board Fee Retainer to non-employee Directors of $160,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock. The Annual Board Fee Retainer was increased to $200,000 effective January 1, 2026.
Annual Committee Fee Retainer.   In 2025, the Company paid an Annual Committee Fee Retainer to non-employee Directors of $10,000 for each committee with respect to which the non-employee Director was a member (other than the Executive Committee). As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
Board Meeting Attendance Fees.   The Company generally does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic/virtual attendance, for each such additional Board meeting the Director attends.
Committee Meeting Attendance Fees.   The Company generally does not pay an attendance fee for committee meetings; however, in the event a committee holds more than five committee meetings in one year, non-employee Directors serving on such committee each will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic/virtual attendance, for each such additional committee meeting the Director attends.
Committee Chairs.   In 2025, each of the Chair of the Audit Committee, the Chair of the Compensation Committee, the Chair of the Finance Committee, the Chair of the IT/IS Committee, the Chair of the Nominating Committee, and the Chair of the Risk Management Committee were entitled to an additional annual fee of $25,000. In 2025, the Company paid the Chairman of the Board an additional annual fee of $60,000; the Chairman of the Board’s additional annual fee increased to $100,000 effective January 1, 2026.
Subsidiary Directorships.   Non-employee Directors who serve on the boards of directors of our subsidiaries are entitled to compensation for such service. No independent member of the Board serves on more than one subsidiary board other than Ms. Glabe, and Dr. McKinney.

Stock Ownership Requirements Applicable to Directors
To strengthen the alignment of interests between Directors and shareholders, the Board maintains a minimum stock ownership guideline for non-employee Directors, which in 2025 required non-employee Directors to own Common Stock (or Common Stock equivalents) having a value of at least four times the then-current Annual Board Fee Retainer paid to non-employee Directors. For 2025, this resulted in an ownership requirement of $640,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the Annual Board Fee Retainer is increased, non-employee Directors will have four years to meet the incremental ownership requirement. Effective January 1, 2026, the stock ownership requirement increased to at least five times the then-current Annual Board Fee Retainer, which results in an ownership requirement of $1,000,000, and the period to meet the ownership requirement increased to five years. As of the Record Date, all of the Company’s non-employee Directors either own sufficient shares to meet the stock ownership guideline or are expected to meet the minimum stock ownership guideline within the prescribed time frame.
Directors Deferred Fee and Stock Plan
The 2005 Directors Deferred Fee and Stock Plan (“Director Plan”) is a program that allows non- employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Board Fee Retainer and Annual Committee Fee Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fees in the form of cash or Common Stock.
A Director will receive all fees in cash unless he or she elects to receive such fees in shares of Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.
Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Board Fee Retainer and Annual Committee Fee Retainer or as Other Director Fees. If a Director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director.
The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock.
The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them.
In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.
The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter.
No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account.
The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.

All deferrals under the Director Plan will be deferred until the 15th of January following the retirement of such Director from the Board and each of its subsidiaries, or, at the election of the Director at the time of deferral, until the first, second, third, fourth or fifth anniversary of such retirement.
2025 Director Compensation Table
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2025.
Name	(b) Fees Earned or Paid in Cash ($)(1)	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(2)	(g) Total ($)
Elizabeth H. Connelly	206,500	—	—	—	13,792	220,292
Peter D. Crist	216,500	—	—	—	146,447	362,947
William J. Doyle	180,000	—	—	—	34,538	214,538
Marla F. Glabe	180,000	—	—	—	11,793	191,793
H. Patrick Hackett, Jr.	220,000	—	—	—	6,253	226,253
Scott K. Heitmann(3)	85,417	—	—	—	48,341	133,758
Brian A. Kenney	194,583	—	—	—	1,170	195,753
Laura A. Kohl(4)	45,000	—	—	—	—	45,000
Deborah L. Hall Lefevre	205,000	—	—	—	29,204	234,204
Suzet M. McKinney	181,500	—	—	—	5,646	187,146
Richard L. Postma(5)	90,000	—	—	—	945	90,945
David S. Richter(4)	45,000	—	—	—	6,641	51,641
Gregory A. Smith	180,000	—	—	—	1,127	181,127
Karin Gustafson Teglia	206,500	—	—	—	22,143	228,643
Alex E. Washington, III	206,500	—	—	—	33,047	239,547

(1)
Represents fees for services as non-employee Directors of the Company. During 2025, certain Directors elected to receive fees in Common Stock, in lieu of cash payments, as follows:

Name	Fees Earned in Common Stock ($)
Elizabeth H. Connelly	206,500
Peter D. Crist	216,500
William J. Doyle	180,000
Marla F. Glabe	180,000
Scott K. Heitmann	34,167
Brian A. Kenney	194,583
Laura A. Kohl	45,000
Deborah L. Hall Lefevre	205,000
Suzet M. McKinney	181,500
Richard L. Postma	90,000
David S. Richter	45,000
Gregory A. Smith	180,000
Karin Gustafson Teglia	206,500
Alex E. Washington, III	206,500
As of December 31, 2025, Directors held unissued Units under the Director Plan as follows: Ms. Connelly: 8,006 Units; Mr. Crist: 74,224 Units; Mr. Doyle: 18,347 Units; Ms. Glabe: 1,560 Units;

Mr. Hackett: 3,158 Units; Mr. Heitmann: 16,309 Units; Mr. Kenney: 1,589 Units; Ms. Kohl: 340 Units; Ms. Lefevre: 15,778 Units; Ms. McKinney: 1,521 Units; Mr. Postma: 769 Units; Mr. Richter: 393 Units; Mr. Smith: 1,473 Units; Ms. Teglia: 12,224 Units and Mr. Washington: 14,281 Units.
(2)
Includes fees paid in cash and stock, both currently paid and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above. Directors with $10,000 or more in “All Other Compensation” for the fiscal year ended December 31, 2025 were: Ms. Connelly ($13,792 in dividends earned); Mr. Crist ($144,797 in dividends earned and $1,650 in fees for service as a director of one of the Company’s subsidiaries); Mr. Doyle ($34,538 in dividends earned); Ms. Glabe ($1,193 in dividends earned and $10,600 in fees for service as a director or member of the executive advisory committee of five of the Company’s subsidiaries or divisions); Mr. Heitmann ($32,091 in dividends earned and $16,250 in fees for service as a director of four of the Company’s subsidiaries); Ms. Lefevre ($29,204 in dividends earned); Ms. Teglia ($22,143 in dividends earned); and Mr. Washington ($26,147 in dividends earned and $6,900 in fees for service as a director of one of the Company’s subsidiaries).

(3)
Mr. Heitmann retired from the Board on May 22, 2025.

(4)
Ms. Kohl and Mr. Richter were appointed to the Board on October 1, 2025.

(5)
Mr. Postma resigned from the Board on June 11, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Common Stock as of the Record Date (except as otherwise indicated), with respect to (i) each Director, nominee for Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group; and (iii) significant shareholders known to the Company to beneficially own in excess of 5% of the Common Stock. The table below also provides information regarding ownership of restricted stock units and deferred shares held by such persons. Unless otherwise indicated, the listed person has sole voting and dispositive power.
	Amount of Common Stock Beneficially Owned(1)	Total Percentage Beneficial Ownership(1)	Restricted Stock Units(2)	Other Ownership
				Deferred Shares(3)	Total Ownership(4)	Total Percentage Ownership(4)
Directors
Elizabeth H. Connelly	—	*	—	8,006	8,006	*
Timothy S. Crane**	56,701	*	39,005	—	95,706	*
Peter D. Crist	—	*	—	74,224	74,224	*
William J. Doyle	131	*	—	18,347	18,478	*
Marla F. Glabe	22,948	*	—	—	22,948	*
H. Patrick Hackett, Jr.	44,184	*	—	3,158	47,342	*
Brian A. Kenney	12,022	*	—	—	12,022	*
Laura A. Kohl	—	*	—	340	340	*
Deborah L. Hall Lefevre	—	*	—	15,778	15,778	*
Suzet M. McKinney	3,399	*	—	—	3,399	*
David S. Richter	818	*	—	—	818	*
Gregory A. Smith	3,091	*	—	—	3,091	*
Karin Gustafson Teglia	7,965	*	—	10,535	18,500	*
Alex E. Washington, III	5,617	*	—	14,281	19,898	*
Named Executive Officers
Edward J. Wehmer	161,232	*	60,284	—	221,516	*
David A. Dykstra	136,362	*	53,027	—	189,389	*
Richard B. Murphy	30,692	*	8,212	—	38,904	*
David L. Stoehr	9,558	*	6,675	—	16,233	*
Total Directors & Executive Officers (23 persons)	571,517	*	183,887	144,669	900,073	*
Total Continuing Directors & Executive Officers (21 persons)	527,202	*	183,887	123,164	834,253	*
Significant Shareholders
BlackRock, Inc.(5)	5,803,360	9.5%	—	—	5,803,360	9.5%
FMR, LLC(6)	5,400,939	8.1%	—	—	5,400,939	8.1%

*
Less than 1%.

**
Mr. Crane is also an NEO.

(1)
Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) as of the Record Date.

(2)
Includes vested and unvested restricted stock units representing shares that are not issuable within 60 days of the Record Date. Does not include unvested performance-based restricted stock units. The executive officers do not have voting power with respect to the shares listed in this column.

(3)
Includes deferred Units held in our Director Plan. None of the shares in this column are issuable within 60 days of the Record Date. The directors do not have voting power with respect to the shares listed in this column.

(4)
Total includes beneficial ownership of Common Stock as of the Record Date, plus the restricted stock units and deferred shares as indicated in the table.

(5)
Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 24, 2024 reporting beneficial ownership as of December 31, 2023. According to this report, BlackRock’s business address is 50 Hudson Yards, New York, New York 10001. BlackRock has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. BlackRock has sole voting power with respect to 5,556,508 of these shares and sole dispositive power with respect to 5,803,360 of these shares.

(6)
Based solely on information obtained from a Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the SEC on August 6, 2025 reporting beneficial ownership as of June 30, 2025. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. According to this report, FMR’s business address is 245 Summer Street, Boston, Massachusetts 02210. FMR has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. FMR has sole voting power with respect to 5,381,569 of these shares and sole dispositive power with respect to 5,400,939 of these shares. Ms. Johnson has indicated that she also has sole dispositive power with respect to these 5,400,939 shares.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and any person who beneficially owns greater than 10% of the Common Stock to file reports of holdings and transactions in the Common Stock with the SEC.
Based solely on a review of the Section 16(a) reports furnished to us with respect to 2025 and written representations from our Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2025, except that the Company determined that 717 shares of Common Stock donated as a gift to a charitable organization by Mr. James Lentino on November 4, 2025 were inadvertently not reported, which was subsequently corrected on a Form 4 filed with the SEC on November 21, 2025.

RELATED PERSON TRANSACTIONS
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “Related Person Transactions.”
The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each Related Person Transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a Related Person Transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:
•
the size of the transaction and the amount of consideration payable to a related person;

•
the nature of the interest of the applicable executive officer, Director or 5% shareholder in the transaction;

•
whether the transaction may involve a conflict of interest;

•
whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•
whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, Directors, principal shareholders and their related interests) be engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. Additionally, some Directors of the Company are, and have been during the preceding year, executive officers of companies that are, or may become, customers of the Banks or vendors to the Company in ordinary course transactions on market terms. Additionally, in certain cases, a family member of an executive officer or Director of the Company serves as a director of a Bank or is employed in a non- executive role by the Company or an affiliate of the Company on terms that are consistent with their peers and at market compensation levels that are commensurate with their roles. In no case does an immediate family member directly report to a related executive officer or Director. Other than as described above, since January 1, 2025, no transaction was identified as a Related Person Transaction.
CORPORATE SOCIAL RESPONSIBILITY
We know that many of our shareholders expect that we conduct our business in a socially responsible manner through our actions and interactions with our clients, colleagues and within the communities that we serve. Since the Company was founded, we have worked to integrate corporate social responsibility into all of the Company’s activities, and the Board carefully considers corporate social responsibility when it works with management to determine the Company’s strategic priorities and plans to achieve such priorities. We strive to be a good corporate citizen by conducting our business in an environmentally responsible manner, by operating as an employer that is committed to our vibrant and inclusive workforce and, through our sixteen chartered community banks, by maintaining strong ties to the communities in which our clients live, work and do business. Although not an exhaustive list, examples of the Company’s activities that reflect our strong commitment to corporate social responsibility include:
Community Service and Partnership
•
We collaborate with a wide range of nonprofits and community organizations to strengthen low-to- moderate income neighborhoods through our community outreach programs.

•
We provided financial support of approximately $13.6 million to more than 2,000 community organizations in 2025.

•
We provide financial education throughout the communities that are served by Wintrust community banks. Our 2025 financial education involved approximately 1,600 sessions, 20,000 workshop attendees, and 5,000 teaching hours.

•
We currently maintain an “Outstanding” rating under the Community Reinvestment Act at thirteen of sixteen of our community bank charters.

Environmental Sustainability
At Wintrust we strive to minimize our environmental impact. Although, as a financial services company, our energy use and water use are relatively small, we nevertheless take pride in promoting natural resource conservation through recycling and water and energy conservation. In our efforts to promote greater environmental responsibility and operate at an increased level of resource efficiency we:
•
Endeavor to reduce water consumption at our local bank branches and corporate headquarters.

•
Continue to measure and track energy consumption and greenhouse gas emissions for each owned location.

•
Enhance air quality in all of our buildings combining improved Minimum Efficiency Reporting Value (MERV) ratings in our air filters and bipolar ionization technology to deliver clean air to our spaces for our customers and employees.

•
Construct and remodel our buildings utilizing environmental best practices wherever possible. All new construction of our buildings have LED lighting and high efficiency HVAC systems. Our strategy is to meet and, in many cases, exceed the guidelines for LEED (Leadership in Energy and Environmental Design) and ENERGY STAR certification, and several of our locations are LEED or ENERGY STAR certified, although we generally forego the expense of formal certification.

•
Our corporate headquarters received ENERGY STAR certification when it opened in 2013, receiving a score of 80 out of 100, making our headquarters building a top performer in terms of energy performance standards and greenhouse gas emissions. Additional environmental sustainability initiatives on our headquarters campus include geothermal energy systems, high efficiency HVAC systems, and LED lighting.

•
Seek opportunities to expand recycling programs throughout our locations, in addition to existing paper recycling and shred services in all of our locations.

•
Encourage conservation and recycling in the communities we serve via paperless statements and other electronic deliveries to our customers, as well as document imaging of records in lieu of paper storage.

•
Improve cleaning protocols, procedures and cleaning solutions in an effort, each day, to keep work spaces and surfaces clean.

•
Efforts to reduce our carbon footprint and energy consumption, as measured for calendar year 2025 over 2024, have had favorable results considering an increase in the number of locations.

Employee Engagement and Welfare
We believe that Wintrust has been recognized as a top workplace because of the commitment we have made to our employees and their families, as further described below:
•
Our highly desirable health care plans reflect a sincere investment in our colleagues’ physical, emotional and financial well-being. Offering premium coverage through our health insurance provider, our employees are afforded a large network of doctors and on average, Wintrust pays approximately 80% of monthly medical premiums for employees enrolled.
•
Other benefits cover a wide range of employer-sponsored and voluntary offerings, that include short- and long-term disability insurance, paid parental leave, travel and adoption assistance, tuition reimbursement, medical and dependent care pre-tax savings/spending accounts, discounted employee stock purchase plan, retirement benefits, life insurance, accident, critical illness, prepaid legal, hospital indemnity and various banking benefits offered through deposits and loan products.

•
Developed a comprehensive well-being program that focuses on behavioral health and support through resources that include onsite biometric screening and flu shot clinics and virtual wellness sessions offered throughout the year. Education is offered to address a variety of topics such as personal health and well-being, anxiety, depression, resiliency for working parents, nutrition, ergonomics and virtual cooking classes. Supported employee health and well-being engagement by introducing a Wellness Premium benefit rate, discounting employee cost-share aligning with our well-being strategy and introduced a digital musculoskeletal solution that provides preventative and therapeutic options to support clinical outcomes.

•
Continued support for discounted childcare benefits for employees.

•
Offered employee assistance program resources designed to assist employees and their families with various challenges related to overall wellness and the demands of balancing work and family life, financial well-being, counseling support, crisis care, stress management and mental health issues.

•
Our compensation programs support a pay-for-performance philosophy by providing holistic competitive base salaries and incentives that allow us to be an employer of choice in the markets in which we compete for talent while supporting equitable and fair treatment of our employees.

•
We provide short-term and long-term bonus incentives, commissions, ad-hoc awards and equity awards that are designed to attract, retain and engage behavior essential to support the success of Wintrust.

•
We provide employees with opportunities to enhance their knowledge, skill sets and training via comprehensive online and in-person course offerings. Annually, each employee is required to complete a robust suite of online training modules, including courses focused on financial institution compliance and regulatory frameworks, as well as cybersecurity. In addition, the Company provides periodic updates to employees regarding best practices for maintaining a secure cyber environment and protecting personal and company information through our manager and employee newsletters.

Employee Development Opportunities
Wintrust supports an inclusive culture where every colleague can be successful. Our support is manifested throughout the organization in numerous ways, including:
•
We have a formal equal employment policy which requires that persons are recruited, hired, assigned, promoted and subject to personnel action without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, gender expression, disability, protected veteran status, or any other characteristic protected by local, state, or federal laws, rules, or regulations. We also have a formal policy prohibiting sexual harassment in the workplace, reinforced by annual mandatory trainings for all employees.

•
We continued the “shared responsibility in action” theme with our Paired To Win: Collective Program that launched in August, 2025 and will conclude in May, 2026. This program, which is available to all employees for nomination to participate, is an evolution of the former Paired To Win: Advocacy Program that had cohorts in 2023 and 2024. The Collective consists of 9-month advocate-protégé partnerships that pairs one-on-one select high-potential protégés with senior executive sponsor-advocates. The 2025 protégé cohort included 58% female and 33% minority mid-level leaders. The program objective is to accelerate development and exposure of the protégés, and to strengthen a multicultural pipeline of leaders that would be promotable within one to three years after launching the partnership. We have seen 49% of the protégés promoted within the Wintrust enterprise since the program’s inception.

•
Our Paired To Win: Mentoring program completed its third year in 2025. We utilize a user-friendly online platform designed to enable access to mentoring for all employees across the enterprise. In 2025 we had approximately 778 mentoring relationships across the enterprise culminating into 4,219 mentoring hours. The top three areas of mentoring were: Individual Development; Career Development; and Organizational Knowledge. The program’s success has been evident in its far-reaching impact. We continue to see comparable participation numbers across each entity, showcasing the program’s broad appeal and effectiveness.

•
We presented for the third year the Wintrust Future Leaders Scholarship. The scholarship recognized two of our exceptional student interns, and aims to support them in their academic endeavors, encouraging them to continue developing their business, leadership, and finance skills while making a positive impact in their communities. This award is designed to support the intern recipients and ensure that financial barriers do not hinder their educational pursuit.

•
We drive team member engagement and further foster organizational inclusiveness through business resource groups (“BRGs”), which are grassroots networks of employees who provide unique perspective to real business challenges such as the human capital matters of talent attraction, hiring and development, as well as market awareness to drive continued success for Wintrust. BRGs are open to all team members across the enterprise, allowing personal choice for membership. Our BRGs are one way we break down barriers and build community. They were created out of employee interest and are completely employee-led with executive-level sponsorship. As of the end of 2025, approximately 27% of Wintrust team members have registered as members of one or more BRGs.

These and many other efforts are fortified by the unwavering commitment of senior executives from across the Company to promote accountability and progress toward a high performing and inclusive culture that is focused on people, where everyone can excel and contribute to future Company success.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Company’s Board is currently comprised of 14 Directors, each serving a term that will expire at this year’s Annual Meeting or until a successor has been elected and qualified. Immediately following the Annual Meeting, the size of the Board will be set at 12 Directors.
The Board, acting pursuant to the recommendation of the Nominating Committee, has nominated each of the incumbent Directors for re-election, other than Messrs. Doyle and Hackett, who are not standing for re-election. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
It is expected that, pending election at the Annual Meeting, Brian A. Kenney will serve as non-executive Chairman of the Board following the Annual Meeting.

Assuming each Director nominee is elected to serve on the Board until the next Annual Meeting, the membership of the Board and each of its committees following the Annual Meeting, is expected to be as reflected in the following chart.
Name	Age At Annual Meeting	Director Since	Committees	Subsidiaries/Divisions
Elizabeth H. Connelly	61	2022	Compensation (Chair) Risk Management Executive	—
Timothy S. Crane	64	2023	Executive	Shared officer and advisory director of each subsidiary
Peter D. Crist	74	1996	Compensation Finance Nominating	—
Marla F. Glabe	72	2015	Audit IT/IS	Great Lakes Advisors Wintrust Investments Wintrust Private Trust Company FIRST Insurance Funding Wintrust Life Finance
Brian A. Kenney	66	2023	Executive (Chair)	—
Laura A. Kohl	57	2025	IT/IS Risk Management	—
Deborah L. Hall Lefevre	58	2019	IT/IS (Chair) Nominating Executive	—
Suzet M. McKinney	53	2021	Audit Compensation	Great Lakes Advisors Wintrust Investments Wintrust Private Trust Company
David S. Richter	64	2025	Risk Management (Chair) Finance Executive	Wintrust Bank
Gregory A. Smith	62	2024	Finance (Chair) Audit Executive	—
Karin Gustafson Teglia	58	2019	Audit (Chair) Compensation Executive	—
Alex E. Washington, III	52	2020	Nominating (Chair) Finance Executive	Wintrust Bank
Nominees for Election at the 2026 Annual Meeting of Shareholders
Elizabeth H. Connelly (61), Director since 2022.   Ms. Connelly is chief commercial officer for CDW Corporation (Nasdaq: CDW) (“CDW”), a leading multi-brand technology solutions provider to business, government, education, and healthcare organizations in the United States, the United Kingdom, and Canada. She is responsible for managing all global sales, sales enablement and Marketing including short- and long-term performance goals, strategic direction, business initiatives, talent development, and the deepening of CDW’s relationships with, and relevance to, customers. She is also responsible for international operations. She has more than 30 years of experience in managing a spectrum of complex businesses, including human resources, commercial banking with a focus in the healthcare, higher education and not-for-profit sectors, and private wealth management. Ms. Connelly possesses a keen ability for building high-performing teams, fostering best-in-class culture, and delivering strong results.
Before assuming her current CDW role in October 2024, Ms. Connelly also served as senior vice president of vertical markets and senior vice president of healthcare. She previously also served as chief human resources officer and senior vice president of coworker services for CDW, where she was responsible for the company’s coworker services strategy and all aspects of its human capital plan, including talent acquisition and employment branding, organizational and leadership development, sales training, compensation, benefits, performance management and succession planning.
Prior to joining CDW in 2018, Ms. Connelly served as the head of the Healthcare, Higher Ed. and Not-for-Profit Commercial Banking business unit at J.P. Morgan Chase, a leading global financial services firm, where she led business groups that were national in scope and provided treasury, credit and specialized industry solutions to more than 3,000 clients. Previously, she served as the firm’s Midwest Region Head for the Private Wealth Management business unit, where she delivered investment, banking and trust services to high-net-worth individuals, families and foundations. Prior to joining J.P. Morgan Chase, Ms. Connelly held a series of roles with increasing responsibility at Bank One.
Ms. Connelly earned a bachelor’s degree in foreign service from Georgetown University and a master’s degree in business administration from the Kellogg School of Management at Northwestern University. She serves on the board of directors for the Catholic Extension, the Polk Bros. Foundation, and the Shedd Aquarium. Additionally, Ms. Connelly is a member of the Georgetown University Board of Regents, the Healthcare at Kellogg Advisory Council, and the National Association of Corporate Directors.
Ms. Connelly’s experience in the banking industry, including service in several leadership roles at J.P. Morgan Chase and Bank One, provide her with knowledge of the financial services business, generally, and the business of community banking in particular. Her experience in human resources and commercial leadership at CDW provides her with insight into executive compensation, attraction, and retention of talent, and the management of the commercial activities of a large public company.
Timothy S. Crane (64), Director since 2023.   Mr. Crane was appointed to serve as a Director of the Company in January 2023. He joined the Company in August 2008 and has held a series of executive management roles. Mr. Crane currently serves as President and Chief Executive Officer of the Company. Additionally, he currently serves as an Advisory Director for each of the Company’s main operating subsidiaries. Prior to the transition to his current role on May 1, 2023, Mr. Crane served as President of the Company since February 2020, after previously holding the title of Executive Vice President, Senior Market Head and Treasurer since February 2017, during which time he was responsible for oversight of Wintrust’s subsidiary banks, banking operations and treasury business. Previously, in January 2016, Mr. Crane was appointed to serve as Corporate Treasurer of the Company.
Before joining the Company, Mr. Crane served as President of Harris Bankcorp (Harris Bank, Bank of Montreal) in Chicago, where he was employed for 24 years. He also serves on the boards of the Metropolitan Family Services, Millennium Park Foundation, and ProSight, and serves as a Trustee of DePaul University.
Mr. Crane brings a wealth of knowledge to the Board of Directors relating to banking operations, regulations, financial management, and mergers and acquisitions. He is the only member of the Board who is also an executive officer of the Company. As such, he provides views of the management of the Company and substantial insight into the operations of the Company.
Peter D. Crist (74), Director since 1996.   Mr. Crist served as the Company’s Chairman from 2008 to 2017 and has served as the Chair of the Nominating Committee from 2017 to 2025. Mr. Crist founded Crist/Kolder Associates, an executive recruitment firm, which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE: KFY), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He currently serves as a director of Northwestern Memorial Hospital, where he is Chair of the Nominating and Corporate Governance Committee.
Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as the previous Chair of the Compensation Committee of Northwestern Memorial Hospital. Additionally, Mr. Crist’s past experience as a director of Hinsdale Bank gave him valuable insight into the Company’s banking operations.
Marla F. Glabe (72), Director since 2015.   Ms. Glabe has over 40 years of experience in the financial services industry including her service as a senior executive with Allstate Insurance Company (“Allstate”) and as a member of the board of directors of Allstate Life Insurance Company. From 1974 to 2009, she held various executive positions at Allstate and its affiliates. Subsequently, Ms. Glabe served as the Lead Managing Director for MasterMind Advisory Board, a corporation offering advisory services to CEOs and business entrepreneurs and as a member of the Board of Directors for Royal Neighbors of America, a fraternal life insurance company. Ms. Glabe is Senior Advisor for Management Control International, Inc., a privately owned family asset management firm, serves on the Northwest Community Hospital Foundation Board, and is a member of the Society of Actuaries. Ms. Glabe is a director of Great Lakes Advisors, Wintrust Investments, and Wintrust Private Trust Company and serves on the Executive Advisory Committee for First Insurance Funding and Wintrust Life Finance.
Ms. Glabe’s business experience gives her in-depth knowledge of managing and providing leadership at sophisticated nationwide organizations in highly regulated businesses. Her knowledge of the insurance industry gives her insight into an area, which, through the Company’s insurance premium financing business, impacts a substantial portion of the Company’s business. In addition, her experience in leadership provides Ms. Glabe with knowledge of the issues faced by large and complex businesses in the financial services industry. As a result of her financial experience, Ms. Glabe qualifies as a financial expert for purposes of rules governing audit committees. Ms. Glabe’s experience on the Executive Advisory Committee for First Insurance Funding and Wintrust Life Finance and as a current director of the boards associated with Wintrust Wealth Management gives her valuable insight into the Company’s non-banking operations.
Brian A. Kenney (66), Director since 2023.   Mr. Kenney currently serves as an Industry Advisor to Kohlberg Kravis Roberts & Co. L.P. (“KKR”). Previously, Mr. Kenney served as the Chairman, President and Chief Executive Officer of GATX Corporation (NYSE: GATX) (“GATX”), a global railcar lessor, from April 2005 until his retirement in April 2022. He held positions at GATX as President from 2004 to 2005, Senior Vice President, Finance and Chief Financial Officer from 2002 to 2004, Vice President, Finance and Chief Financial Officer from 1999 to 2002, and Vice President — Finance from 1998 to 1999. He first joined GATX in 1995 as Treasurer. Before his career at GATX, Mr. Kenney held various financial positions at AMR Corporation, United Airlines, and Morton International, Inc. He currently serves as Chairman of the Board of Depot Connect International, a KKR portfolio company and a global leader in tank container services. He also serves on the Board of Trustees of the Shedd Aquarium in Chicago, where he was Chairman from 2018 to 2022, and on the board of directors of the Big Shoulders Fund in Chicago. Mr. Kenney also served as a member of the board of directors of USG Corporation, a publicly-held manufacturer and supplier of building supply products, from 2011 until its acquisition in April 2019.
Mr. Kenney’s experience as Chairman, President and Chief Executive Officer of GATX provides him with the unique perspective that comes from leading a large, publicly-traded global business. In addition, his extensive financial and capital markets expertise gives him valuable insight into key functions of the Company.
Laura A. Kohl (57), Director since 2025.   Ms. Kohl currently serves as Chief Information Officer of Morningstar, Inc. (Nasdaq: MORN) (“Morningstar”), a global financial services firm providing independent investment research and data platforms. She has served in this role since April 2021. In her role at Morningstar, she leads the company’s global technology strategy and continues to create efficiencies with artificial intelligence and other corporate systems to drive growth, product and service excellence, security and operational productivity.

From September 2019 until joining Morningstar, she served as Senior Vice President, Enterprise Applications at Ulta Beauty Inc. (Nasdaq: ULTA) (“Ulta Beauty”), where Ms. Kohl was responsible for the enterprise application development, including eCommerce, enterprise and guest mobility, data analytics, cloud migration, integrations, loyalty, marketing, merchandising, finance, HR, supply chain, store and distribution center technology.
Before she joined Ulta Beauty in 2019, Ms. Kohl served in management level roles within the information technology department of United Airlines, Inc. (Nasdaq: UAL) (“United”), including Managing Director, Field Service Delivery & End User Engineering and Support (June 2016 – September 2019) and Managing Director, Infrastructure/Platform Engineering (January 2015 – June 2016). At United, she was responsible for successfully leading global infrastructure, field support services and end user engineering with an organization of more than 550 team members. She upgraded technical infrastructure, support and deployment with updated technologies and services for premium customer and employee user experience at United at over 360 airport locations and 90,000 employees.
Prior to joining United, Ms. Kohl also served in two key management positions as VP, Global Market & Supply Chain Business Integration, International CIO (September 2013 – December 2014) and as VP, Global Enterprise & Architecture (May 2012 – August 2013) at W.W. Grainger, Inc. (NYSE: GWW) (“Grainger”). At Grainger, she was responsible for international and global supply chain delivery and strategy including working closely with the distribution centers. Ms. Kohl also held various roles for McDonald’s Corporation, including the Regional Chief Information Officer for the U.S., Latin America and Canada, providing direct support for more than 14,000 store locations and 22 regional offices with 3,000 employees. She implemented the first Enterprise Resource Planning system and next generation store systems to be adopted globally.
Ms. Kohl’s extensive knowledge of information technology systems, infrastructure, security and artificial intelligence, M&A and risk management provides the Company with sophisticated guidance regarding the Company’s technology and information security strategy and artificial intelligence objectives. In addition, her experience as a senior executive of large, public companies provides her with comprehensive knowledge of the technical issues, particularly relating to artificial intelligence, faced by highly complex businesses.
Deborah L. Hall Lefevre (58), Director since 2019.   Ms. Lefevre served as Executive Vice President, Chief Technology Officer of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks”), which is an American multinational chain of coffeehouses and roaster, from May 2022 to September 2025. In her role, she was responsible for the company’s global technology strategy and execution for 40,000+ locations in 80+ countries. From 2017 until joining Starbucks, she served as Executive Vice President, Chief Technology Officer of Couche-Tard/ Circle K (“Circle K”), where she was responsible for global technology and digital strategy and execution across a network of approximately 15,500 convenience and fuel retail locations. Prior to 2017, Ms. Lefevre served in several senior level management roles within the Information Technology department of McDonald’s Corporation, including Corporate Vice President, Global Enterprise Solutions and Business Transformation (2015 – 2017); Chief Information Officer, U.S. Segment (2013 – 2015); and Vice President, IT Enterprise (2008 – 2013).
Ms. Lefevre’s extensive knowledge of information technology systems and cybersecurity risk management provides the Company with sophisticated guidance regarding the Company’s technology, digital and information security strategy and tactical objectives. In addition, her experience as a senior executive of large, public companies provides her with comprehensive knowledge of the issues faced by highly complex businesses.
Suzet M. McKinney DrPH, MPH (53), Director since 2021.   Dr. McKinney is the former Principal & Director of Life Sciences at Sterling Bay Company, LLC, a real estate development company, where she was responsible for relationships with the scientific, academic, corporate, tech and governmental sectors involved in the life science ecosystem, as well as managing the experience and facilitating the growth of life science tenants in Sterling Bay developments. Prior to joining Sterling Bay in February 2021, she served since September 2015 as CEO and executive director of the Illinois Medical District, which includes 560 acres of medical research facilities, labs, a biotech business incubator, universities, raw land development areas, four hospitals, and more than 40 healthcare-related facilities. It is one of the largest urban medical districts in the United States. Dr. McKinney currently serves as a director of the Company’s wealth management subsidiaries: Great Lakes Advisors, Wintrust Investments, and Wintrust Private Trust Company.

Dr. McKinney has served as a member of the Board of Directors of Kemper Corporation (NYSE: KMPR), one of the nation’s leading specialized insurers, since February 7, 2024. She also currently serves as a board member of Thresholds, as well as the Ann & Robert Lurie Children’s Hospital of Chicago.
Dr. McKinney holds her doctorate from the University of Illinois at Chicago School of Public Health. She received her bachelor’s degree in biology from Brandeis University, where she was also a Howard Hughes Fellow. Additionally, she received her master of public health degree, in health care administration, and certificates in managed care and health care administration, from Benedictine University.
Dr. McKinney’s professional experience includes managing large and complex organizations, as well as extensive familiarity with the Chicago business community. Dr. McKinney’s experience as a director of Wintrust Investments, Great Lakes Advisors, and Wintrust Private Trust Company gives her valuable insight into the Company’s non-banking operations.
David S. Richter (64), Director since 2025.   Mr. Richter serves as Managing Director — Absolute Return Strategies at GCM Grosvenor (“GCM”), which is an alternative investment strategies firm located in the Chicago area. He has served in this capacity since 2002. At GCM, he also serves in the capacity of Chair of the Absolute Return Strategies Investment Committee, Co-Head of Absolute Return Strategies Research, and sits on the Investment Committee for GCM Grosvenor’s Belmont Harbor Strategy as well as several other key committees. Mr. Richter is responsible for approving portfolio allocations prior to implementation and shares responsibility for the evaluation, selection and monitoring of absolute return investment strategies and investment managers.
From February 1994 to the time Mr. Richter joined GCM, he served as Founder and Managing Partner of Waveland Capital Management, L.P., a U.S. long/short equity hedge fund affiliated with GCM. Previously, he was a Manager with KPMG Peat Marwick (September 1983 – August 1988), and then a Vice President of JMB Realty Corporation in the Corporate Acquisitions Group (August 1988 – February 1994). He has a high-level of understanding complex transactions and financials with multiple companies. Mr. Richter graduated summa cum laude with his Bachelor of Science in Accountancy from the University of Illinois at Urbana-Champaign. He is a Certified Public Accountant and received the national AICPA Elijah Watt Sells Award from the American Institute of CPAs for his scores on the Uniform CPA Examination.
Mr. Richter currently serves as a director of Wintrust Bank. His business and education backgrounds provide him familiarity with financial models and valuation of corporations and banks, as well as of high level investment- and alternative-opportunities, which serves the Company’s complexity in structure and products. Additionally, his experience as a director of Wintrust Bank gives him valuable insight into the Company’s banking operations.
Gregory A. Smith (62), Director since 2024.   Mr. Smith currently serves as an Executive-in-Residence and Professor of Practice at the University of Wisconsin-Milwaukee’s Lubar School of Business, a position he has held since 2012. He also serves as the Curriculum Director for the American Bankers Association’s Stonier Graduate School of Banking. Additionally, Mr. Smith serves as a Director of Church Mutual Holding Company, Inc. (since 2014). Mr. Smith was a Director of Envestment, Inc. (NYSE: ENV) from 2015 until its sale in 2024. Prior to joining the University of Wisconsin-Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and its subsidiary M&I Bank from 2006 until Marshall & Ilsley’s sale to BMO Harris Bank in 2011. Before working at Marshall & Ilsley, Mr. Smith worked in the investment banking industry with a focus on the financial services sector.
Mr. Smith is an honors graduate of both Princeton University, where he received an undergraduate degree, and The University of Chicago, where he received an MBA. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.
Mr. Smith’s experience in the banking and investment banking industries provide him with knowledge of the financial services business and capital raising and investment processes. Mr. Smith’s banking industry experience is expected to provide sophisticated insight with respect to the Company’s banking operations and his professional experience in Wisconsin provides valuable familiarity with one of the Company’s core banking markets. His experience also includes the management of liquidity, financial reporting and risk management of a multitude of large and complex organizations. As a result of his financial experience, Mr. Smith qualifies as a financial expert for purposes of rules governing audit committees.

Karin Gustafson Teglia (58), Director since 2019.   Ms. Teglia is President and Manager of DEKK Enterprises, LLC, an incubator that develops innovative concepts and go-to-market strategies for consumer products and services, and DEKK Investments, LLC. Ms. Teglia also has served since 2009 as an advisor to TRP Investments, LLC, a commercial real estate investor. Prior to this role, Ms. Teglia served in various corporate finance management and international tax roles within McDonald’s Corporation, including Corporate Senior Vice President, Finance (2007 – 2008); Corporate Vice President, Finance (2005 – 2007); and Corporate Vice President of Tax (2001 – 2005). Prior to joining McDonald’s Corporation in 1995, Ms. Teglia began her career as an international tax consultant with PricewaterhouseCoopers LLP. Ms. Teglia is a certified public accountant and an attorney licensed to practice in Illinois.
Ms. Teglia served as a director of Hinsdale Bank, chairing its Audit Committee and also serving on its Risk Committee. She also served on an Advisory Panel of the National Academy of Sciences, focusing on food allergy research, and served on the Food Allergy Research and Education Board of National Ambassadors.
Ms. Teglia’s management experience at McDonald’s Corporation provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. As a result of her financial experience, Ms. Teglia qualifies as a financial expert for purposes of rules governing audit committees. Additionally, Ms. Teglia’s experience as a past director of Hinsdale Bank gives her valuable insight into the Company’s banking operations, as well as experience as an audit committee member and chair.
Alex E. Washington, III (52), Director since 2020.   Mr. Washington serves as a Managing Director of Wind Point Partners, a middle market private equity firm based in Chicago. Wind Point Partners has approximately $8.0 billion in assets under management and focuses on acquisition of middle-market companies in the industrial products, consumer products and business services sectors. Mr. Washington joined Wind Point Partners in 2002 and is a member of the firm’s management company and investment committee. He currently serves on the boards of several Wind Point portfolio companies, including Ascensus Specialties, Envera Systems, HASA, Turf Masters Brands and Quantix. Past boards where Mr. Washington served as lead Wind Point director include Arr-Maz Custom Chemicals, Critica Infrastructure, Novolex and Paragon Films.
Prior to Wind Point Partners, he held professional roles with J.H. Whitney, Donaldson Lufkin & Jenrette, and McKinsey & Company. Mr. Washington received a Bachelor of Arts in Finance from Morehouse College and a Master of Business Administration from Harvard Business School. Mr. Washington was a Class VI recipient of the Ewing Marion Kauffman Fellowship in venture capital.
He currently serves as a director of Wintrust Bank, serving on the Audit Committee. His civic activities include serving as a board member of the Art Institute of Chicago, board member of the University of Chicago Laboratory Schools, and member of both the Chicago Club and the Commercial Club of Chicago.
Mr. Washington’s extensive private equity experience provides him with comprehensive knowledge of mergers and acquisitions, capital raising and the investment process, each of which are key functions of the Company. The Board believes that his knowledge of underwriting approaches and valuation methodologies is extremely valuable in evaluation of proposed transactions. Mr. Washington’s significant experience on the board of directors of other companies also provides him with familiarity with the management of the liquidity, financial reporting, risk and audit management of complex organizations. Additionally, Mr. Washington’s experience as a director of Wintrust Bank gives him valuable insight into the Company’s banking operations, as well as experience as a board committee member and chair within the Wintrust enterprise.

Required Vote
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Accordingly, instructions to abstain will have the same effect as a vote against such nominee. Broker non-votes will have no impact on the election of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Timothy S. Crane (64) — President and Chief Executive Officer — Mr. Crane currently serves as the Company’s President and Chief Executive Officer and as a member of the Board. In this capacity, Mr. Crane is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Proposal No. 1 — Election of Directors” for additional biographical information.
David A. Dykstra (65) — Vice Chairman and Chief Operating Officer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Vice Chairman and Chief Operating Officer, a position he has held since February 2020. He previously had held the title of Senior Executive Vice President, Chief Operating Officer since 2002. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Earlier in his career, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Chicago Deferred Exchange Company, LLC and Tricom.
Kathleen M. Boege (59) — Executive Vice President, Chief Legal Officer and Corporate Secretary — Ms. Boege joined the Company in September 2015. Ms. Boege manages all legal affairs of the Company, as well as assisting banks and non-bank subsidiaries with legal matters. Prior to joining the Company, Ms. Boege served as General Counsel and Corporate Secretary of FreightCar America, Inc. from January 2013 through August 2015. She joined FreightCar America, Inc. from Bally Total Fitness Corporation (“Bally”) where she served as Chief Administrative Officer, General Counsel and Secretary from August 2011 through December 2012. Prior to this role, she held other leadership roles in legal and human resources at Bally commencing in 2007. Prior to joining Bally, Ms. Boege was Vice President, Associate General Counsel and Assistant Secretary at the Chicago Stock Exchange. Prior to joining the Chicago Stock Exchange, Ms. Boege worked in private practice at two Chicago law firms from 1991 to 1999. Ms. Boege is on the board of directors of the Chicago Public Library Foundation and Women’s Educational Aid Association, is a member of the Keystone Board of the Shirley Ryan AbilityLab and serves as a Trustee of the Field Museum. Ms. Boege is a Certified Corporate Governance Professional (Society for Corporate Governance), a Certified Director (National Association of Corporate Directors) and holds an Executive Scholar certification in Corporate Governance from the Kellogg School of Management at Northwestern University.
Jeffrey D. Hahnfeld (54) — Executive Vice President, Controller and Chief Accounting Officer — Prior to appointment to his current role in May 2023, Mr. Hahnfeld has held various positions of increasing responsibility within the Company’s Corporate Accounting function. He served as Senior Vice President & Corporate Controller from February 2013 through April 2023, as Senior Vice President — Finance from February 2009 through January 2013, as Vice President — Finance from July 2005 through January 2009, and as Controller of one of the Company’s bank subsidiaries from March 2004 through June 2005. Prior to joining the Company, Mr. Hahnfeld worked at Washington Mutual, Inc. and Bank One Corporation in accounting policy, commercial and consumer bank accounting roles from March 2001 to March 2004. Previously, Mr. Hahnfeld was employed from July 1997 until March 2001 by IMC Global, Inc., a chemical, phosphate, and potash mining company, as a senior financial analyst with primary responsibilities for financial accounting and reporting. From February 1996 to July 1997, Mr. Hahnfeld was a senior internal auditor at The Interlake Corporation. He began his career in 1993 with PricewaterhouseCoopers LLP in its Chicago audit practice. Mr. Hahnfeld is a Certified Public Accountant.
David E. Lee (67) — Vice Chairman — Wintrust Financial — In January 2026, Mr. Lee was appointed Vice Chairman — Wintrust Financial, where he oversees Wintrust’s subsidiary banks and is responsible for commercial banking, retail banking and treasury management. Prior to his current position, Mr. Lee held the title of Executive Vice President and Senior Market Head of Wintrust Banks. From 2017 until February 2023, he served as Chief Executive Officer of Lake Forest Bank and as a Regional Market Head. From February 2012 until February 2017, he served as Chief Executive Officer and President of Lake Forest Bank. In October 2010, he was appointed President of Lake Forest Bank, after serving as the President of Northbrook Bank since he joined the Company in 2009. Before joining the Company, Mr. Lee was Senior

Vice President at JPMorgan Chase, where he held various positions during his 23 years with JPMorgan Chase and certain of its predecessor corporations, including Bank One, First Chicago NBD, and American National Bank. Mr. Lee currently serves as Chairman of Lake Forest Bank, Town Bank, and Macatawa Bank. He also serves on the board of the Lake Forest Graduate School of Management.
Richard B. Murphy (66) — Vice Chairman and Chief Lending Officer — In February 2020, Mr. Murphy became Vice Chairman and Chief Lending Officer, after previously holding the title of Chief Credit Officer since January 2002. He is responsible for coordinating all the credit functions of the Company as well as its mortgage banking business. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is on the Board of the Big Shoulders Fund, the Board of Shirley Ryan AbilityLab, and the Advisory Board of After School Matters. Mr. Murphy is a member of the Executive Advisory Committee of First Insurance Funding and Wintrust Life Finance and serves as a director of Macatawa Bank.
David L. Stoehr (66) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993.
Edward J. Wehmer (72) — Founder and Senior Advisor, Chairman Emeritus — Mr. Wehmer, a founder of the Company, has served as Founder and Senior Advisor since May 2023 and as Chairman Emeritus since May 2025. Prior to May 2023, Mr. Wehmer served as Founder and Chief Executive Officer since February 2020. He also served as President and Chief Executive Officer of the Company from May 1998 to February 2020. Prior to May 1998, Mr. Wehmer served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998.
Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer served as the Lead Independent Director on the board of directors of Stepan Company (NYSE: SCL), a chemical manufacturing and distribution company, until May 2025. He also serves as a director of the Catholic Extension Society, as a Life Trustee of Northwestern Memorial Health Care and of Ann & Robert H. Lurie Children’s Hospital and Foundation, as chair of Northwestern Memorial Hospital Foundation, as the vice chairman of the Finance Council of the Archdiocese of Chicago, and as vice chair of Devices 4 The Disabled.
Thomas P. Zidar (57) — Chairman and Senior Market Head, Wealth & Mortgage — Mr. Zidar joined the Company in 2006 and serves as Chairman and Senior Market Head, Wealth & Mortgage. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wintrust Investments, Wintrust Private Trust Company, and Chicago Deferred Exchange Company.

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section reviews the compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2025.
Our 2025 NEOs were:
Named Executive Officer	Title/Role
Timothy S. Crane	President and Chief Executive Officer
David A. Dykstra	Vice Chairman and Chief Operating Officer
Richard B. Murphy	Vice Chairman and Chief Lending Officer
David L. Stoehr	Executive Vice President and Chief Financial Officer
Edward J. Wehmer*	Founder, Senior Advisor, and Chairman Emeritus

*
Because of Mr. Wehmer’s unique compensation arrangements relating to his transition, his compensation is described in a separate section and references to NEOs in this Compensation Discussion & Analysis exclude Mr. Wehmer unless otherwise indicated. See “Amended and Restated Employment Agreement with Mr. Wehmer” on page 40.

Executive Summary
2025 Business Highlights
In 2025, the Company achieved strong business results overall with continued growth and operational efficiency as a focus for both the banks and the non-bank businesses. Consistent with its founding values, the Company continued to adhere to its core principles of sound and conservative underwriting. The Company drove growth through its bank and non-bank businesses. As a result of these steps and the executive officers’ leadership during challenges that included a period of changing interest rates, the Company continued its history of profitability. We believe that the results achieved in 2025 highlighted the benefit of the guidance provided by the executive leadership team who maintained a measured and balanced approach to pursuing growth, managing interest rate risk and maintaining credit quality and appropriate reserves.
The Compensation Committee of our Board (the “Committee”) recognizes that the Company’s executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Committee considered the accomplishments of management in the following context (results are as of December 31, 2025):
•
generated record net income of $823.8 million (an 18.5% increase from $695.0 million in 2024);

•
generated pre-tax income of $1.1 billion (an 18.1% increase from $947.1 million in 2024);

•
increased deposits by 9.9% to $57.7 billion (a $5.2 billion increase from $52.5 billion in 2024);

•
increased loan portfolio (excluding loans held for sale) by 10.5% from year-end 2024 to $53.1 billion, the highest reported level in the history of the Company;

•
increased total assets to $71.1 billion, an increase of $6.3 billion, or 9.7%, from year-end of 2024;

•
remained at low levels of total non-performing assets as a percentage of total assets during 2025 (the percentage at the end of 2025 was 0.29% compared to 0.30% at the end of 2024);

•
increased quarterly Common Stock dividend to $0.50 per share, resulting in total dividends of $133.8 million paid in 2025 to eligible holders of Common Stock;

•
achieved the Company’s twenty-ninth consecutive year of profitability in 2025; and

•
grew our assets by 58%, 34% and 10% over the last five-, three- and one-year periods, respectively, and our loans (excluding loans held for sale) by 66%, 35% and 11% over the same five-, three- and one-year periods, respectively.

Highlights of our Executive Compensation Philosophy, Program and Practices
Philosophy and Culture of Achievement and Accountability
The Committee has responsibility for developing, implementing and monitoring our executive officer compensation program and policies as well as determination and oversight of the Company’s executive compensation philosophy. The Committee sets the compensation for all of our NEOs and reviews compensation for all executive officers of the Company. In administering the Company’s executive compensation program, the Committee is mindful of our unique operating structure, culture and history as well as the growth strategy of our Company and its businesses. As a Company with growth oriented and entrepreneurial operations, we are cognizant that to attract and retain the managerial talent deemed necessary to operate and grow our businesses, we often have to compensate our executives with a view to the scope and complexity of the business we expect them to manage, rather than the size of the business they currently manage. Our executive compensation philosophy and programs are designed to attract and retain management capable of leading the organization in its efforts to create the infrastructure to meet its growth objectives while still managing risk.
The Committee believes executives’ total direct compensation should be heavily weighted toward incentive compensation rather than through fixed components such as base salary and benefits. This philosophy is intended to maintain a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. Our Short-Term Incentive Program, or STIP, and Long-Term Incentive Plan, or LTIP, are designed to provide that a significant percentage of our executives’ total compensation is linked to performance and the interests of our shareholders.
Our Pay-for-Performance Focus
Reinforcing pay for performance is an important underpinning of our executive compensation framework. For 2025, target incentive compensation for our CEO was approximately 81% of total target compensation, and approximately 64% on average for our other NEOs (excluding Mr. Wehmer). A majority of incentive compensation for our CEO and the other NEOs (excluding Mr. Wehmer) is performance based, as reflected by our short-term incentive and long-term incentive elements where the ultimate value of the awards is based on our achievement of business goals and increased shareholder value.
*
The allocation of pay elements for Mr. Wehmer in 2025 are a result of the negotiated compensation in the Wehmer Agreement (as defined below). See “Amended and Restated Employment Agreement with Mr. Wehmer” on page 40.

Our Executive Compensation Practices
What We Do	What We Don’t Do

☑
We Pay for Performance:   The majority of executive pay is not guaranteed. Our CEO and our other NEOs (excluding Mr. Wehmer) on average have approximately 81% and 64%, respectively, of their target total compensation tied to Company performance through achievement of performance goals and/or our Common Stock price.

☒ No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
☑ We Align Our Long-Term Incentives With Performance: The majority of our long-term incentive awards are performance-based.	☒ No Pledging: Our NEOs are prohibited from pledging our securities.
☑ We Set Stretch Goals: Our performance hurdles are designed to require stretch individual and Company performance along with superior returns in order to receive commensurate payout.	☒ No Excessive Expenditures or Perquisites: We have adopted a policy designed to prevent any excessive expenditures and maintain modest perquisites.
☑ We Have an SEC/Nasdaq Compliant Clawback Policy: In the event of a financial restatement, we are required to claw back payments made which were predicated on achieving certain financial results.	☒ No Undue Risk: We discourage excessive risk taking by having a balanced portfolio of short- and long-term incentive performance measures and a cap on final payouts.

☑
We Require Stock Ownership:   We have robust stock ownership guidelines. Our CEO is required to hold Common Stock with a value equal to a multiple of six times base salary. Our other NEOs are required to hold between one and three times base salary.

☒ No Repricing Underwater Options: Our stock incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.

☑
We Utilize Independent Compensation Expertise:   The Committee has retained Meridian, an independent compensation consultant, to advise on the executive compensation program and practices, including annual assessments of the Company’s peer group.

☒
No CIC Payment Absent a Double Trigger: Payments under our employment agreements and our long-term incentive programs require two events for vesting in connection with a change in control — both a change in control and a qualifying termination of employment.

Shareholder Support
During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits programs are in line with the interests of the Company’s shareholders. In that respect, the Committee considered the approval by approximately 98% of the votes cast for the Company’s “say on pay” proposal at the Company’s prior annual meeting of shareholders. We believe that the 2025 shareholder voting results demonstrate consistent and sustained shareholder support for the Company’s executive compensation program. Accordingly, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make substantive changes to the Company’s executive compensation program in response to such vote.
The Company values and encourages shareholder feedback as part of its ongoing engagement process. To this end, the Company participates in robust shareholder Question & Answer sessions that typically comprise over 50% of the duration of the Company’s quarterly earnings calls. The Company also engages with shareholders through participation in investor conferences throughout the year. Additionally, the Company maintains an active Investor Relations website portal that enables shareholders to submit feedback to the Company at any time, and the Company responds to specific shareholder inquiries on a real-time basis throughout the year. In 2025, the Company engaged in shareholder dialogue upon request regarding a variety of matters, including executive and director compensation, community investment and philanthropy, environmental considerations and workforce initiatives.
Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, which we believe will support the long-term success of the Company and build value for our shareholders.

The compensation elements included in the pay of our NEOs are reflective of different pay objectives. Base salaries are intended to pay executives competitively relative to market peers and individual performance. Relevant performance factors that influence base pay include leadership, innovation, employee development initiatives, strategic contributions, maintaining effective company systems and infrastructure, customer service and talent management. Variable compensation (short-term and long-term incentives) is tied to financial measures (such as pre-tax net income, net interest margin, net overhead ratio, core loan and deposit growth, credit quality, and earnings per share) as well as the achievement of specific business objectives (including satisfactory regulatory exams), employee retention, and increased shareholder value. It is also the Committee’s philosophy to provide retirement and health and welfare benefits to all employees on a non- discriminatory basis. We do not provide supplemental retirement benefits to our executives.
The Committee has set forth the following objectives for its executive compensation program:
•
Attract first-rate entrepreneurial talent that reflects our structure.   We believe that our unique organizational design and structure are a significant part of our value proposition. Consequently, we need to hire leaders who will thrive within our matrixed organizational structure which allows the capacity to act in equal measure autonomously at times and in collaboration at times, while driving growth and managing risk.

•
Focus on performance-based compensation.   Our compensation program is designed to support performance and achievement at every level of the organization, from the individual to the bank, subsidiary and Company. It is also designed to drive performance across both short-term and long-term horizons.

•
A significant portion of total compensation should be in the form of long-term incentives.   Our compensation program includes incentives designed to align management and shareholder interests over a multi-year performance and vesting period. This longer-term horizon also helps promote retention and therefore business continuity.

•
Long-term incentive compensation should balance growth and risk.   Our longer-term rewards are structured to help mitigate excessive risk-taking since leaders are rewarded for creating sustained value for the Company and its shareholders.

•
Long-term incentive compensation should be highly correlated with returns.   The prescribed performance goals under our long-term incentive compensation program are designed to be challenging, and at or above target payouts should be achievable only with above target, superior organizational performance. Further, the use of total shareholder return as a long-term incentive metric is intended to directly link NEO and shareholder interests.

•
Compensation levels should be competitive to enable us to attract and retain a highly qualified management team to lead and grow our Company.   The successful operation of our Company requires an experienced and talented management team. We hire for both the current and anticipated future needs of the organization, so executives must be able to effectively lead the organization now and also meet future needs of a growing organization. To do this, our compensation program must be competitive with those of our peer firms to attract and retain talent that is capable of scaling for the future.

•
Compensation opportunities should be commensurate with an executive’s roles and responsibilities.   Our organization values talented executives who perform comprehensively, both within their specific roles as well as taking on more leadership responsibilities. Consequently, our compensation program seeks to recognize and reward our executives who are most responsible for the performance of the Company and who engage in broader duties than their job titles may imply.

•
Compensation for NEOs should be fair and perceived as such, both internally and externally.   We measure the appropriateness of our compensation offerings by comparing them both internally and externally to peer group benchmarks. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive with organizations similar in size, scope and complexity to Wintrust.

Peer Group Benchmarking
On an annual basis, the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), provides the Committee with assessments of the competitive market and best practices relating to executive compensation practices, including peer group development, executive and board compensation benchmarking, executive pay-for-performance analysis, research on regulatory and industry trends, and overall program design. The Committee utilizes these assessments and references when considering compensation program design and other decisions.
Peer Group Analysis
On an annual basis, the Committee engages Meridian to review the peer group to evaluate whether it reflects the appropriate population of banks both regionally and nationally similar to Wintrust in size, scope and complexity. When identifying and constructing the competitive peer group, the Committee took into consideration which companies compete for customers, executive talent and/or investors, as well as other factors including the amount of commercial and industrial loans, level of non-interest revenue, and comparability in business models. These factors were considered as the Committee sought to develop a peer group that approximated the size and the structure of the Company. The following peer group, developed in 2024 and used by the Committee to help guide 2025 compensation decisions, was comprised of 18 banks, including 14 similarly-sized national banks and four Midwestern banks. This reference group of banks had assets between $30 billion and $87 billion as of March 31, 2024 (reflecting the available information at time of review), with Wintrust’s assets then positioned at the sixty-first percentile.
National Holding Company Peer Group*
BOK Financial Corporation	First Horizon Corporation	Western Alliance Bancorporation
Cadence Bank	Hancock Whitney Corporation	Zions Bancorporation, N.A.
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc.
Comerica Incorporated	Synovus Financial Corp.
Cullen/Frost Bankers, Inc.	Valley National Bancorp
F.N.B. Corporation	Webster Financial Corporation
Midwestern Holding Company Peer Group
Associated Banc-Corp	Old National Bancorp
Commerce Bancshares, Inc.	UMB Financial Corporation

*
The peer group used for purposes of 2025 compensation decisions was unchanged from the peer group used for 2024 compensation decisions.

When making compensation decisions, the Committee generally reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements.
Benchmark Analysis
In November 2024, Meridian provided the Committee with background information regarding the Company’s compensation structure as compared to the peer group and market practices. Meridian provided the Committee with an analysis undertaken with respect to each of the NEO’s positions, including a comparison of target total compensation, target total direct compensation as well as each component of compensation (e.g., base salary, short-term incentives, long-term incentives, benefits) on a comparative basis with the Company’s peer group.
In addition, the Committee reviewed NEO compensation in the aggregate to that of our peer group. The Committee believes that reviewing compensation across both dimensions of their role and in aggregate provides the Committee with the most well-rounded view of the appropriateness of NEO compensation levels relative to peers.
Pay-for-Performance Analysis
Each year, Meridian conducts a pay-for-performance analysis which compares realized and realizable pay for the CEO as compared to the chief executive officers in our peer group. This analysis provides a retrospective look which evaluates the historical relationship between pay and performance, the effectiveness of the Company’s pay structures and performance goals and whether pay was aligned with performance. The 2025 study reviewed pay and performance over the prior three-year period (2022 – 2024) and found that the Company’s historical performance and the CEO’s actual pay results were reasonably aligned. The Committee intends to continue to monitor the effectiveness of the Company’s executive pay program and alignment of pay with performance.
Amended and Restated Employment Agreement with Mr. Wehmer
As previously disclosed, in early 2023, the Board appointed Mr. Crane to succeed Mr. Wehmer, the Company’s founder, as Chief Executive Officer. In negotiating the terms of continued employment and engagement with Mr. Wehmer for recommendation to the Board, the Committee took into account factors including the need to provide for a smooth and orderly leadership transition, and valuable continuity, that would benefit all of the Company’s stakeholders. The Committee considered it essential to provide for Mr. Wehmer’s continued engagement during a transition period that extends through December 31, 2026, given Mr. Wehmer’s unique role as the Founder of Wintrust, which during Mr. Wehmer’s tenure of over 30 years grew from one bank location with 12 employees and zero assets to a diversified banking and financial services enterprise with approximately 5,200 employees, over 170 banking locations and $52 billion in assets in early 2023, representing an unprecedented success story that would not have taken place absent Mr. Wehmer’s extraordinary leadership. The Committee also took into account benchmarking data provided by Meridian, as well as existing contractual obligations to Mr. Wehmer and the value to the Company and its stakeholders of Mr. Wehmer’s continued compliance with certain restrictive covenants.
On January 26, 2023, the Company and Mr. Wehmer entered into an agreement (the “Wehmer Agreement”), which provided that, as of May 1, 2023 (the “Effective Date”), Mr. Wehmer would assume the position of Founder and Senior Advisor and Executive Chairman of the Board and cease his service as Chief Executive Officer of the Company. Mr. Wehmer’s employment as Executive Chairman continued until May 23, 2024, after which Mr. Wehmer continued to serve as a Director of the Company until the annual meeting in 2025. Mr. Wehmer is expected to continue to serve in the position of Founder and Senior Advisor and Chairman Emeritus of the Company until December 31, 2026 or any later date agreed to between the parties by mutual written consent (the “Employment Period”), subject to earlier termination by either party. During the Employment Period, Mr. Wehmer’s annual base salary is $450,000, and he is eligible for the perquisites specified in the Wehmer Agreement. However, he is not eligible to participate in the STIP or the LTIP or any successor plan after April 30, 2023. In addition, Mr. Wehmer’s outstanding equity awards continue to vest in accordance with their terms.
Under the Wehmer Agreement, Mr. Wehmer is entitled to receive a one-time cash award of $12,000,000 (the “Transition Award”), payable in equal monthly installments over the 36-month period commencing on the Effective Date (subject to delayed payment required by tax law) and generally subject to Mr. Wehmer’s continued employment through each applicable payment date. However, if the Company terminates Mr. Wehmer’s employment without cause or due to his permanent disability, or Mr. Wehmer’s employment terminates due to his death or a constructive termination, then Mr. Wehmer will receive the unpaid portion of the Transition Award, payable in installments in accordance with its original payment schedule (or in the case of his death, within 30 days thereafter). The continued payment of the Transition Award following Mr. Wehmer’s qualifying termination is subject to Mr. Wehmer’s continued compliance with ongoing obligations under the Wehmer Agreement, including the restrictive covenants contained in the Wehmer Agreement which are of significant value to the Company. In addition, the Wehmer Agreement provides that Mr. Wehmer’s 2023 transition did not constitute a constructive termination for purposes of the Wehmer Agreement.

2025 Compensation Elements and Decisions
This section describes the various elements of our 2025 compensation program for the NEOs and outlines why the Committee chose each element, how it’s determined and its impact on the Committee’s pay decisions.
Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2025 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, and individual performance.	Annual base salary increases were approved for the NEOs (other than Mr. Wehmer) in 2025, ranging between 2.1% and 9.1%.
Annual Short-Term Incentive
Variable compensation component payable in cash or stock. Performance is 100% allocated to financial measures and modified by achievement of individual performance goals. Payment is capped at 150% of target.
		Motivate and reward executives for performance on key operational, financial and individual objectives met during the course of the performance year.	Market practices and individual performance with actual payouts based on the extent to which performance goals are achieved.
Annual 2025 short-term incentive payouts ranged from 120.7% to 120.8% of target, based on a combination of Company and individual performance, excluding Mr. Wehmer who did not participate in the annual short-term incentive program pursuant to the Wehmer Agreement.

Long-Term Incentives
Variable compensation component payable in performance- based restricted stock units and time-vested restricted stock units. Payments of performance-based restricted stock units are capped at 150% of target.
Align long-term interests of management and shareholders. Retain executive talent.
Market practices and individual performance, with actual value of the award impacted by our stock price performance and, in the case of performance- based restricted stock units, achievement of the underlying performance goals.

The 2025 LTIP consisted of a mix of awards (60% performance-based restricted stock units and 40% time-based restricted stock units). Vesting of the performance-based restricted stock units is determined after the 3-year performance period (2025 – 2027), with half vesting based upon Adjusted EPS (as defined below) (30% of LTIP award) and half vesting based upon Relative TSR (as defined below) (30% of LTIP award).
The time-based restricted stock units cliff vest at the conclusion of the three-year vesting period.
Mr. Wehmer did not receive grants under the LTIP in 2025 pursuant to the Wehmer Agreement.
For a discussion of performance results and Committee decisions relative to the 2023 – 2025 LTIP performance period, please see “2023 – 2025 LTIP Results and Payments” on page 47.

Perquisites and Other Personal Benefits	Compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	The perquisites and other personal benefits range from approximately 1% to 4% of the total 2025 target compensation for each NEO other than Mr. Wehmer.

Base Salary
The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for NEOs for any given year are generally determined by the Committee at its meeting in January. Increases, if any, in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance and data from Meridian regarding market competitive base salaries. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, for 2025, the Committee solicited the recommendations of Mr. Crane with respect to the other NEOs (other than himself). The Committee also considers peer data provided by Meridian, internal pay equity and merit history in evaluating recommendations.
In 2025, the Committee made the following determinations relative to base salary.
Named Executive Officer	2024 Base Salary	2025 Base Salary
Timothy S. Crane	$1,100,000	$1,200,000
David A. Dykstra	$881,875	$900,000
Richard B. Murphy	$674,375	$690,000
David L. Stoehr	$590,000	$610,000
Edward J. Wehmer	$450,000	$450,000
Annual Short-Term Incentive
The Company’s performance-based annual short-term incentives are based on each NEO’s overall performance and the achievement of Company performance goals subject to the discretion and adjustment by the Committee. Annual short-term incentives are intended to provide officers across the Company with an opportunity to receive cash compensation (which may be paid in equity at the discretion of the Committee), based on consideration of the Company, subsidiary and individual performance goals.
Performance-based incentives are a key component of our total compensation package because they reward our executives for pursuing objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.
NEO short-term incentive target opportunities are reviewed by the Committee annually to evaluate appropriateness to the current business cycle and competitiveness relative to the market. In determining the target annual short-term incentives, the Committee considers several factors, including:
•
market practices;

•
the target annual incentive set and achieved in recent years;

•
the desire to provide, as described above, a substantial portion of total compensation as performance based; and

•
the relative importance and degree of difficulty of the short-term and long-term performance goals of the Company.

The Committee establishes target opportunities for each participant based on their role and competitive market data. Based on a review of competitive market data, the 2025 target opportunity for the CEO was adjusted to 135%, while the target opportunities for the other NEOs did not change as compared to the 2024 target opportunities. Mr. Wehmer did not participate in the annual short-term incentive program pursuant to the Wehmer Agreement. Based on the Committee’s assessment of Corporate and individual performance, actual awards can vary from 0% to 150% of the target opportunities.

Named Executive Officer	Target (% of Base Salary)
Timothy S. Crane	135%
David A. Dykstra	80%
Richard B. Murphy	80%
David L. Stoehr	70%
Edward J. Wehmer	—
In comparison to the 2024 target annual short-term incentive program, pursuant to which payment was determined 75% based on Company performance associated with consolidated pre-tax net income and 25% based upon individual goals and objectives, performance under the 2025 target annual short-term incentive program was determined based 100% on the Company’s consolidated pre-tax net income, subject to a performance modifier based upon the achievement of individual performance objectives. The Committee made this modification to the annual short-term incentive program based on competitive market data.
Development of Company Performance Objectives
The Committee considers a number of performance factors in determining short-term incentive awards, including key performance indicators such as net interest margin, net overhead ratio, loan, asset and deposit growth and credit quality, as well as qualitative factors including advances in the Company’s efforts to maintain an inclusive corporate culture, development of enterprise infrastructure that will support future growth, and continued business line diversification.
One of the key Company-level objectives for 2025 was to achieve consolidated pre-tax net income of $1,037.8 million, consistent with the Board-approved 2025 budget. The Committee used the following guidelines to set the maximum, target, and threshold portion of the annual short-term incentive award opportunity allocated to the Company-level objective:
Wintrust 2025 Consolidated Pre-Tax Net Income	Performance Measurement of Company- Level Annual Short-Term Incentive Award
$1,193.5 million or greater	Maximum
$1,037.8 million	Target
$726.5 million	Threshold
Development of Individual Performance Objectives
The individual performance objectives for the NEOs are developed through an iterative process between the Committee and management. Management develops an initial set of recommended objectives based upon the Board-approved business plan and business needs. The Committee reviews the proposed objectives and modifies them at its discretion, after considering whether the objectives are aligned with the Board’s strategic focus. The following objectives, among others including regulatory objectives and leadership development, were established for the participating NEOs in January 2025:
Timothy S. Crane
•
Improve year-over-year core performance of the enterprise reflected in various measures such as core loan, asset and deposit growth, net overhead ratio, performance on niche and core loans, earnings per share, stock price, shareholder return, and net income.

•
Continue to identify and acquire strategic assets, asset generation platforms and bank acquisitions to complement the Company’s strategic initiatives.

•
Maintain the appropriate organizational infrastructure to support both internal and external technology solutions enhancing the digital experience, expansion efforts, streamlining operations and expense management.

•
Advance career development throughout the Wintrust enterprise; build a learning culture through professional development plans, mentorship and training resources; continue to advance recognition of Wintrust as an employer of choice in its market areas.

•
Prepare and position next generation leaders throughout key roles; create learning events and promote exposure and development opportunities for key company leaders.

David A. Dykstra
•
Lead all market transactions and strategic acquisition activities. Execute acquisitions, structuring deals with appropriate investment returns and oversee integration.

•
Increase core earnings and net income through planned and profitable growth. Improve year-over- year performance in core loan, asset and deposit growth, net overhead ratio, performance on niche loans, earnings per share, stock price, and shareholder return.

•
Maintain cost effective, scalable and efficient internal operations.

•
Oversee technology and information security strategy to enhance technological capability and effectively manage cyber security risk.

•
Maintain satisfactory ratings in bank safety and soundness exams and all areas of compliance. Oversee activities designed to achieve continued Community Reinvestment Act ratings of Outstanding (or minimum rating of Satisfactory) for all charters.

Richard B. Murphy
•
Oversee the Chief Credit Officer’s management of the core portfolio and non-performing assets at acceptable levels.

•
Direct cross-functional teams on effort to continue to enhance efficiencies and processes within the credit function.

•
Preserve exemplary credit quality through effective underwriting and disciplined loan management.

•
Provide leadership to mortgage, premium finance and niche lending businesses to optimize business outcomes and achieve projected financial results. Partner with leaders of lending businesses and credit function to enhance career development of incoming personnel and emerging leaders.

•
Improve asset quality and improve management reporting on all loans.

David L. Stoehr
•
Ensure that the Company’s internal controls over financial reporting are designed to provide reasonable assurance that the Company’s financial statements are reliable and prepared in accordance with generally accepted accounting principles.

•
Oversee the annual budgeting and regular forecasting processes.

•
Provide effective analytics, metrics and reporting to measure contributions of business lines and products.

•
Oversee the Company’s allowance for credit losses process and ensure integration with portfolio level credit loss stress testing and capital stress testing.

•
Maintain appropriate capital levels and oversee the capital stress testing process.

•
Oversee execution of five-year technology roadmap for Finance group.

•
Continue to make progress on the development of incoming personnel and emerging leaders. Collaborate with emerging leaders on professional development plans.

Performance Results and Payouts
As noted above under “2025 Business Highlights,” the Committee considered the Company’s strong performance during a year of challenges including a changing interest rate environment, reflecting the benefit of the skill and guidance provided by the Company’s executive leadership team.
Company Performance Results:   The Company’s consolidated pre-tax net income for the year ended December 31, 2025 was $1,118.4 million. In determining the actual annual short-term incentive for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the following achievements:
•
the Company achieved 107.8% of the consolidated pre-tax net income objective;

•
strong achievement measured against our key performance indicators, including net interest margin, net overhead ratio, loan, asset and deposit growth and credit quality;

•
continued progress on diversification strategy via expanded lines of business; and

•
continued build out of enterprise infrastructure to support future success of the organization.

The Committee, taking into account the Company’s actual consolidated pre-tax net income performance along with all of the other above-referenced positive key performance indicators, determined to pay out the portion of annual short-term incentives associated with the Company-level results at 105% of target.
Individual Performance Objectives:   The Committee reviewed each executive’s performance relative to individual goals, determined that each of the NEOs generally achieved or exceeded all of their individual performance objectives, and applied a 115% performance modifier as a result of such performance.
Total Annual Short-Term Incentive Payout:   Consistent with the approach taken in prior years, the final determination of an NEO’s actual short-term incentive payment was based on the Committee’s holistic evaluation of Company and individual performance metrics including consolidated pre-tax net income, individual performance objectives, and discretionary factors. The Committee retains the discretion to determine the amount of any annual short-term incentive awarded to an NEO. The final determination of the Committee could result in no short-term incentive being paid or a short-term incentive amount above or below a strictly formulaic view of performance. Based on their analysis, the Committee approved the annual short-term incentive award for each participating NEO. The extent of achievement of Mr. Crane and the other participating NEOs relative to the accomplishment of the Company’s financial objectives was taken into account. The Committee’s analysis ultimately resulted in short-term incentive payouts to NEOs other than Mr. Wehmer ranging from 120.7% to 120.8% of target.
Additionally, short-term incentives were informed by the Committee’s intention to ensure that total cash compensation was at an appropriate competitive position relative to the Company’s performance. The following table sets forth the total eligible annual short-term incentive amounts at target and annual short-term incentives actually paid to each of our participating NEOs under the short-term incentive program.
Named Executive Officer	Total Annual Short-Term Incentive at Target	Total Annual Short-Term Incentive Paid	% Annual Short-Term Incentive Paid vs. Target
Timothy S. Crane	$1,620,000	$1,956,150	120.8%
David A. Dykstra	$720,000	$869,400	120.8%
Richard B. Murphy	$552,000	$666,540	120.8%
David L. Stoehr	$427,000	$515,600	120.7%
Edward J. Wehmer	—	—	—
Our annual short-term incentive may be paid in cash and/or equity at the discretion of the Committee. With regard to 2025 performance, annual short-term incentives awarded by the Committee to the NEOs were paid in cash and are reported in the “Bonus” column in the 2025 Summary Compensation Table.
Long-Term Incentive Plan (LTIP)
The Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. The framework is also designed to:
•
provide a competitive compensation opportunity;

•
foster retention;

•
allow the Company to compete effectively for talent;

•
incorporate leading practices;

•
provide transparency;

•
support the Company’s long-term strategy and growth objectives;

•
align management’s long-term compensation with shareholder returns;

•
link pay and performance;

•
create a long-term focus based on sustainable results; and

•
promote long-term NEO stock ownership.

Award Mix
The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. As awarded in 2025, the LTIP mix consists of 100% equity, comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units as indicated below:
Award Vehicle Mix	% of Award
Performance-Based Restricted Stock Units	60%
Time-Based Restricted Stock Units	40%
Performance-based restricted stock units and time-based restricted stock units are designed to promote pay for performance since the awards vest after three years and the performance-based restricted stock unit awards vest based on the achievement of pre-established long-term goals set in advance by the Committee with results measured over a multi-year performance period (i.e., three years). Each year, the Committee sets three-year performance goals for the LTIP, which results in overlapping performance cycles. Performance-based restricted stock units are earned only at the end of the performance period based on the Company’s actual performance against pre-established goals certified by the Committee, subject to negative discretionary adjustments.
In 2025, the Committee selected the following award mix for the 2025 – 2027 LTIP performance period:
•
30% in performance-based restricted stock units, with vesting based on a measurement of earnings per share, as adjusted to exclude income taxes, acquisition-related charges and the provision for credit losses, with such amount being further reduced by actual net charge-offs of loans, over the performance period (“Adjusted EPS”);

•
30% in performance-based restricted stock units, with vesting based on the Company’s Total Shareholder Return relative to the KBW Regional Bank Index (“KRX Index”) over the performance period (“Relative TSR”); and.

•
40% in time-based restricted stock units with vesting three years from the grant date (i.e., cliff vest on the third anniversary of the grant date).

When it determined stock-based compensation LTIP awards for the 2025 – 2027 performance period in January 2025, the Committee believed that the targets established for these performance metrics were reasonably achievable with strong executive management performance. Actual performance will be measured against the Adjusted EPS metric, with 50% vesting at the end of the performance period for achievement of threshold Adjusted EPS, 100% for achievement of target Adjusted EPS and 150% for achievement of maximum Adjusted EPS levels (with linear interpolation in the payout between performance levels). Adjusted EPS threshold, target and maximum performance measures have been designed to be challenging but achievable through strong management performance and successful execution of our operating plan. Relative TSR will measure our performance compared to the KRX Index with 50% vesting at the end of the performance period for achievement of the 25th percentile, 100% vesting for median percentile performance and 150% vesting for 75th percentile performance (with linear interpolation in the payout between performance levels; payout is capped at target in the event our absolute TSR is negative at the conclusion of the performance period). In 2025, the Committee also selected a time-based restricted stock unit award to comprise the remaining 40% of the overall LTIP award mix. The time-based restricted stock unit award has a three-year cliff vesting period. The Committee believed that an element of the overall stock-based awards should have a time-based component to create a balance between risk and executive management’s long-term focus on the Company’s overall achievement over the three years reflected in the appreciation of the Company’s stock price.
2025 LTIP Target and Grants:   The Committee provided a 2025 LTIP grant for the performance period from January 1, 2025 through December 31, 2027, based on a target opportunity developed based on market practice, input from Meridian and our desire to provide a significant portion of compensation in long-term equity-based incentives. Total target award opportunities are defined as a percentage of base salary and summarized in the table below, with 60% of the grant value provided as performance-based restricted stock units and 40% of the grant value provided as time-based restricted stock units. The ultimate value of the performance-based awards will depend on the Company’s performance relative to three-year goals and, in the case of both the performance-based and the time-based restricted stock units, the Company’s stock price at vesting. Each participating NEO’s long-term incentive target, as a percentage of base salary, is outlined below. Mr. Crane’s target LTIP opportunity was increased as compared to 2024 based on benchmarking data provided by Meridian and the Committee’s assessment of his and the Company’s performance.
Named Executive Officer*	Target Percentage of Base Salary
Timothy S. Crane	350%
David A. Dykstra	125%
Richard B. Murphy	125%
David L. Stoehr	115%

*
Pursuant to the Wehmer Agreement, Mr. Wehmer was not eligible for a 2025 LTIP grant.

Performance-Based Restricted Stock Unit Awards and Time-Based Restricted Stock Unit Awards:   The performance-based restricted stock unit awards (60% of incentive target opportunity) will each be measured and vest following the end of the performance period ending December 31, 2027, and time-based restricted stock unit awards (40% of target incentive opportunity) will vest three years from the date of the award. The threshold, target and maximum award opportunities for each participating NEO for the performance- based restricted stock unit awards, and the number of time-based restricted stock units awarded to each participating NEO, are set forth in the following two tables:
Performance-Based Restricted Stock Unit Awards
Named Executive Officer	Number of shares: Threshold Performance	Number of shares: Target Performance	Number of shares: Maximum Performance
Timothy S. Crane	8,644	17,288	25,932
David A. Dykstra	2,475	4,950	7,425
Richard B. Murphy	1,892	3,784	5,676
David L. Stoehr	1,523	3,046	4,569
Time-Based Restricted Stock Unit Awards
Named Executive Officer	Number of Time-Based shares:
Timothy S. Crane	11,525
David A. Dykstra	3,300
Richard B. Murphy	2,523
David L. Stoehr	2,031
2023 – 2025 LTIP Results and Payment:   The 2023 – 2025 LTIP award consisted of three different payment vehicles:
•
30% of the award in performance-based restricted stock units, with vesting based on Adjusted EPS

•
30% of the award in performance-based restricted stock units, with vesting based on Relative TSR

•
40% of the award in time-based vested restricted stock units

The following tables outline the payout matrix adopted in conjunction with the 2023 – 2025 LTIP for the three-year Adjusted EPS and Relative TSR through December 31, 2025:
	Adjusted EPS over 3 year Performance Period		Payout% of Target Award**
Maximum		$73.02	150%
Target		$58.42	100%
Threshold		$43.81	50%
<Threshold	<$	43.81	0%
	Relative TSR Percentile*	Payout% of Target Award**
Maximum	75th	150%
Target	50th	100%
Threshold	25th	50%
<Threshold	<25th	0%

*
Wintrust included within the peer group for purposes of determining relative ranking.

**
Linear increase in payout between the performance levels if Threshold performance is achieved.

For the 2023 – 2025 performance period the Adjusted EPS performance measure was achieved below target but above threshold, with Adjusted EPS of $46.50, and the result of the Relative TSR performance measure was at the 93rd percentile. Based on these levels of achievement, the Committee certified vesting of the performance-based restricted stock units at 59% of target for the Adjusted EPS performance measurement and 150% of target for the Relative TSR performance measurement, which performance-based restricted stock units vested on February 25, 2026.
Based upon the weighting outlined above of the 30/30/40 allocation of the long-term incentive, the table below reflects the value of each NEO’s vested performance-based and time-based restricted stock units for the 2023 – 2025 performance period.
Named Executive Officer	Value of Performance-Based Restricted Stock Unit Settlement(1)	Value of Time-Based Restricted Stock Unit Settlement(2)	Total Value Delivered
Timothy S. Crane	$2,876,436	$1,790,658	$4,667,094
David A. Dykstra	$1,410,500	$878,223	$2,288,723
Richard B. Murphy	$1,070,535	$666,526	$1,737,061
David L. Stoehr	$812,828	$506,144	$1,318,972
Edward J. Wehmer	—	—	—

(1)
Performance-based restricted stock units: The NEOs received shares as follows: Mr. Crane 19,198; Mr. Dykstra 9,414; Mr. Murphy 7,145; and Mr. Stoehr 5,425. The value ascribed in the table above was derived based on the $149.83 fair market value of a share Common Stock on February 25, 2026, the date these awards were settled (calculated based upon the average of the highest and lowest stock price on this date).

(2)
Time-based restricted stock units: The NEOs received shares as follows: Mr. Crane 12,248; Mr. Dykstra 6,007; Mr. Murphy 4,559; and Mr. Stoehr 3,462. The value ascribed in the table above was derived based on the $146.20 fair market value of a share of Common Stock on January 26, 2026, the date these awards were settled (calculated based upon the average of the highest and lowest stock price on this date).

Perquisites and Other Benefits
Our NEOs receive perquisites provided by or paid for by the Company that the Committee believes are reasonable, aid in the productivity or effectiveness of our NEOs and are consistent with the Company’s overall compensation philosophy. In 2025, these perquisites included: an employment anniversary gift for Mr. Dykstra; executive physicals; car allowances or Company-owned automobiles; club dues; and life insurance. Our NEOs were also eligible for a 401(k) employer matching contribution on the same terms as all other employees of the Company.
The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2025 are included in column (i) of the “2025 Summary Compensation Table.”
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post- termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements). Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2025, is found under the heading “Potential Payments upon Termination or Change in Control” on page 57 of this Proxy Statement.
The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy.   Our clawback policy provides that the Company will recover any payment or equity awards made to a current or former executive officer, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement. In such event, the Company will recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards. Our clawback policy is designed to comply with the requirements of U.S. Securities and Exchange Commission rules and Nasdaq Stock Market listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to Messrs. Wehmer, Crane and Stoehr. This provision provides that if the Company is required to restate its financial statements as a result of misconduct, Messrs. Wehmer, Crane and Stoehr are required to reimburse the Company for short-term incentives or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
Policy Regarding Excessive or Luxury Expenditures.   Our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.

Tax Gross-Up Provisions.   Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. In connection with the CEO transition, Mr. Wehmer’s employment agreement was amended and restated to eliminate Mr. Wehmer’s contractual right to an excise tax gross-up with respect to change in control payments.
Prohibition on Hedging and Short Selling.   The Company’s employees, including its executive officers and Directors, are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock.   In April 2013, the Company adopted a policy prohibiting executive officers and Directors from pledging any of the Company’s securities.
Stock Ownership Guidelines.   The Company has adopted stock ownership guidelines for our executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our executive officers and shareholders. Under the guidelines, our CEO and other NEOs are expected to accumulate shares of Common Stock to meet the applicable ownership level within five years of their election or appointment.
For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercises, deferred shares, shares of time-based restricted stock and restricted stock units granted under the Company’s equity plans. Unvested performance-based restricted stock units and unexercised stock options are not counted as “shares” under the guidelines.
Title	Guideline
Chief Executive Officer	6 times base salary
Vice Chairman and Chief Operating Officer, Vice Chairman and Chief Lending Officer	3 times base salary
Other Named Executive Officers	1 times base salary
The Committee reviews an executive’s progress toward achieving the applicable guideline. An executive’s progress toward the applicable ownership guideline is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action. The Committee determined that each of these executives met this requirement as of December 31, 2025.
Compensation Process and Roles
Role of Management.   The Committee made all 2025 compensation decisions for our NEOs. Mr. Crane annually reviews the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Crane whose performance is reviewed by the Committee). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process.   During 2025, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In determining compensation for each of the NEOs, the Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.
Compensation Consultant.   The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation program. In 2025, the Committee again engaged Meridian to advise it on executive compensation-related issues, conduct benchmarking and pay-for-performance analyses and to provide advice relating to establishing bonus opportunities and target incentives for 2025. In addition, Meridian provides guidance on leading practices on compensation as well as an analysis of director compensation. Meridian attended meetings of the Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Committee does not raise any conflicts of interest.

2025 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2025, 2024, and 2023. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Timothy S. Crane President and Chief Executive Officer	2025	1,188,462	1,956,150	3,850,000	—	—	—	43,307	7,037,919
	2024	1,089,231	1,380,500	3,575,000	—	—	—	38,220	6,082,951
	2023	965,533	1,144,094	2,750,000	—	—	—	33,853	4,893,480
David A. Dykstra Vice Chairman and Chief Operating Officer	2025	897,909	869,400	1,102,344	—	—	—	59,221	2,928,874
	2024	878,442	705,000	1,062,500	—	—	—	49,508	2,695,450
	2023	847,923	625,000	1,348,750	—	—	—	38,393	2,860,066
Richard B. Murphy Vice Chairman and Chief Lending Officer	2025	688,197	666,540	842,969	—	—	—	76,104	2,273,810
	2024	671,750	540,000	812,500	—	—	—	47,095	2,071,345
	2023	647,923	480,000	1,023,750	—	—	—	33,580	2,185,253
David L. Stoehr Executive Vice President and Chief Financial Officer	2025	607,693	515,600	678,500	—	—	—	38,888	1,840,681
	2024	584,616	414,652	621,000	—	—	—	29,526	1,649,794
	2023	537,923	355,974	777,400	—	—	—	29,209	1,700,506
Edward J. Wehmer Founder, Senior Advisor, and Chairman Emeritus	2025	450,000	—	—	—	—	—	4,040,514	4,490,514
	2024	450,000	—	—	—	—	—	4,068,810	4,518,810
	2023	700,962	490,000	—	—	—	—	2,409,840	3,600,802
(1)
The amounts shown in this column for 2025 consists of, for each of the NEOs, the annual cash bonus paid in 2026 with respect to 2025 performance.

(2)
The amounts shown in this column for 2025 represent performance-based restricted stock unit and time-based restricted stock unit awards granted under the Company’s LTIP. These awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and, in the case of performance-based restricted stock units, are reported based on the probable achievement of the performance-based vesting conditions at the time of grant. The grant date fair value of the awards represents the average of the high and low sale prices of the Common Stock on the date of grant, as reported by Nasdaq, multiplied by the number of shares subject to the award at target level. Under the LTIP, if the highest achievement level is attained for the 2025 performance-based restricted stock unit awards, the maximum grant date fair value for the performance-based and time-based awards is as follows: Mr. Crane $5,005,000; Mr. Dykstra $1,433,047; Mr. Murphy $1,095,859; and Mr. Stoehr $882,050. See Note 18 to the Audited Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts.

(3)
Amounts in this column include the value of all other compensation paid to or received by the NEOs in 2025. Please see the “All Other Compensation” table below for further information regarding these amounts.

All Other Compensation for Mr. Wehmer includes the total of the monthly installments of the CEO Transition Award that were paid to Mr. Wehmer in 2025 pursuant to the Wehmer Agreement. Under the Wehmer Agreement (as defined above), Mr. Wehmer was awarded a one-time cash Transition Award of $12,000,000, payable in equal monthly installments over the 36-month period commencing on May 1, 2023 (subject to delayed payment required by tax law) and generally subject to Mr. Wehmer’s continued

employment through each applicable payment date and his compliance with the restrictive covenants set forth in the Wehmer Agreement. See “Amended and Restated Employment Agreement with Mr. Wehmer” on page 40.
Perquisites are valued at actual amounts paid for such perquisites and other compensation. Anniversary Gift reflects the gift value presented to Mr. Dykstra for thirty years of service. Executive Physical reflects the amount paid directly to the third-party vendor. Corporate Automobile Usage for Messrs. Dykstra, Murphy and Wehmer is calculated based on the IRS Annual Lease Value Table. Corporate Automobile Usage for Messrs. Crane and Stoehr is a cash automobile allowance.
All Other Compensation*
Named Executive Officer	Anniversary Gift ($)	Executive Physical ($)	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use ($)	Life Insurance Premiums ($)	401(k) Plan Matching Contribution ($)	CEO Transition Award ($)	Total ($)
Timothy S. Crane	—	9,075	18,000	1,624	9,108	5,500	—	43,307
David A. Dykstra	1,667	—	30,787	—	21,267	5,500	—	59,221
Richard B. Murphy	—	—	32,548	16,382	21,674	5,500	—	76,104
David L. Stoehr	—	—	12,000	121	21,267	5,500	—	38,888
Edward J. Wehmer	—	—	11,982	15,080	7,952	5,500	4,000,000	4,040,514

*
See Note 3 to the “2025 Summary Compensation Table” above.

2025 Grants of Plan-Based Awards Table
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Timothy S. Crane	1/23/2025	—	—	—	—	—	—	11,525	—	—	1,540,000
	1/23/2025	—	—	—	8,644	17,288	25,932	—	—	—	2,310,000
David A. Dykstra	1/23/2025	—	—	—	—	—	—	3,300	—	—	440,938
	1/23/2025	—	—	—	2,475	4,950	7,425	—	—	—	661,406
Richard B. Murphy	1/23/2025	—	—	—	—	—	—	2,523	—	—	337,188
	1/23/2025	—	—	—	1,892	3,784	5,676	—	—	—	505,781
David L. Stoehr	1/23/2025	—	—	—	—	—	—	2,031	—	—	271,400
	1/23/2025	—	—	—	1,523	3,046	4,569	—	—	—	407,100
(1)
The amounts in this column represent performance-based restricted stock unit awards granted to the NEOs pursuant to the 2025 LTIP and granted under the Wintrust Financial Corporation 2022 Stock Incentive Plan (the “2022 Plan”) that will be earned at the end of the performance period ending December 31, 2027 based on the Company’s achievement of performance objectives relating to the Company’s Adjusted EPS and Relative TSR. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(2)
The amounts in this column represent time-based restricted stock unit awards granted to the NEOs pursuant to the 2025 LTIP and granted under the 2022 Plan that will be earned at the end of the vesting period ending January 23, 2028, subject to continued service through such date and certain qualifying termination events.

(3)
The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance conditions. See Note 2 to the 2025 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
As of December 31, 2025, each of our current NEOs was subject to an employment agreement with the Company. In the case of Messrs. Wehmer and Crane, their previous employment agreements were modified by the terms of their respective amended and restated employment agreements dated as of January 26, 2023, which were executed in connection with the transition of the CEO role from Mr. Wehmer to Mr. Crane, which occurred effective May 1, 2023, as discussed above.
For Messrs. Dykstra and Murphy, the initial terms of their employment agreements expired in 2011 and the initial term of Mr. Stoehr’s employment agreement expired in 2009. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs. Crane, Dykstra and Murphy, and one-year term in the case of Mr. Stoehr, unless either the NEO or the Company provides notice of non- renewal at least 60 days prior to the expiration of the then-current term. For Mr. Wehmer, the initial term of the Wehmer Agreement ends on December 31, 2026, and the Wehmer Agreement is renewable beyond such initial term by the mutual written agreement of Mr. Wehmer and the Company not less than 90 days prior to expiration of the initial term (or any subsequent term).
If a change in control occurs, the then-current term of each NEO’s employment agreement, other than Mr. Wehmer, automatically extends for two years from the date of the change in control. If the term is extended due to a change in control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Crane, Dykstra and Murphy, and one-year term in the case of Mr. Stoehr, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.
2025 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each NEO with respect to each award of restricted stock units that has not vested and remained outstanding at December 31, 2025. The market value as of December 31, 2025 has been calculated using the closing price of the Company’s Common Stock on December 31, 2025 of $139.82, as reported on Nasdaq. As of December 31, 2025, none of our NEOs held any outstanding stock options.
	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Timothy S. Crane	—	—	—	—	—	12,248(2)	1,712,515	—	—
	—	—	—	—	—	14,456(4)	2,021,238	21,684(5)	3,031,857
	—	—	—	—	—	11,525(6)	1,611,426	17,288(7)	2,417,208
	—	—	—	—	—	19,198(3)	2,684,264	—	—
David A. Dykstra	—	—	—	—	—	6,007(2)	839,899	—	—
	—	—	—	—	—	4,296(4)	600,667	6,444(5)	901,000
	—	—	—	—	—	3,300(6)	461,406	4,950(7)	692,109
	—	—	—	—	—	9,414(3)	1,316,265	—	—

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Richard B. Murphy	—	—	—	—	—	4,559(2)	637,439	—	—
	—	—	—	—	—	3,285(4)	459,309	4,928(5)	689,033
	—	—	—	—	—	2,523(6)	352,766	3,784(7)	529,079
	—	—	—	—	—	7,145(3)	999,014	—	—
David L. Stoehr	—	—	—	—	—	3,462(2)	484,057	—	—
	—	—	—	—	—	2,511(4)	351,088	3,766(5)	526,562
	—	—	—	—	—	2,031(6)	283,974	3,046(7)	425,892
	—	—	—	—	—	5,425(3)	758,524	—	—
Edward J. Wehmer	—	—	—	—	—	—	—	—	—
(1)
The amounts in this column represent restricted stock unit awards that remained subject to performance- based vesting conditions as of December 31, 2025.

(2)
Represents time-based restricted stock unit awards that vested on January 26, 2026.

(3)
Represents awards that vested and were settled on February 25, 2026, based on performance during the period from January 1, 2023 through December 31, 2025. The awards are reported at the actual vesting level, which was determined based on the Company’s achievement of Adjusted EPS and Relative TSR over the three-year performance period.

(4)
Represents time-based restricted stock unit awards that are scheduled to vest on January 25, 2027.

(5)
Represents performance-based restricted stock unit awards that are scheduled to be earned at the end of the January 1, 2024 through December 31, 2026 performance period based on the Company’s achievement of performance objectives relating to the Company’s Adjusted EPS and Relative TSR. These restricted stock unit awards are reported in this table assuming target achievement.

(6)
Represents time-based restricted stock unit awards that are scheduled to vest on January 23, 2028.

(7)
Represents performance-based restricted stock unit awards that are scheduled to be earned at the end of the January 1, 2025 through December 31, 2027 performance period based on the Company’s achievement of performance objectives relating to the Company’s Adjusted EPS and Relative TSR. These restricted stock unit awards are reported in this table assuming target achievement.

2025 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to the vesting of stock awards during 2025, and the value realized upon such vesting. No options were held or exercised by the NEOs during 2025.
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(2) (e)
Timothy S. Crane	—	—	9,517	1,198,518
David A. Dykstra	—	—	13,693	1,724,410
Richard B. Murphy	—	—	10,352	1,303,673
David L. Stoehr	—	—	7,679	967,048
Edward J. Wehmer	—	—	38,458	4,843,170

(1)
Represents the vesting of time-based restricted stock unit awards and performance-based restricted stock unit awards granted under the Company’s 2015 Stock Incentive Plan.

(2)
The value realized on the vesting of time-based restricted stock unit awards and performance-based restricted stock unit awards represents the average of the high and low market price of the Common Stock on the date of vesting multiplied by the number of time-based restricted stock unit awards and performance-based restricted stock unit awards that vested.

2025 Nonqualified Deferred Compensation Table
Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward J. Wehmer	—	—	90,159(1)	1,097,587(4)	10,470,289(2)
Timothy S. Crane	—	—	—	—	—
David A. Dykstra	—	—	719,549(1)	—	5,893,206(3)
Richard B. Murphy	—	—	—	—	—
David L. Stoehr	—	—	—	—	—

(1)
The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the deferred LTIP and restricted stock unit awards from December 31, 2024 to December 31, 2025, net of distributions.

(2)
This amount represents the value of Mr. Wehmer’s deferred LTIP award settled in 2019 and his restricted stock unit award which have vested but are not issuable until the earlier to occur of (i) the January 15th after the executive’s termination of employment and (ii) the time at which the award is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code (the “Code”).

(3)
This amount represents the value of Mr. Dykstra’s restricted stock unit awards which have vested but are not issuable until the earlier to occur of (i) the January 15th after the executive’s termination of employment and (ii) the time at which the award is no longer subject to the deduction limits under Section 162(m) of the Code.

(4)
This amount represents the value of Mr. Wehmer’s deferred LTIP awards settled in 2018 that were distributed in 2025 in accordance with the deferral terms of his LTIP award agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As noted under “Compensation Discussion & Analysis — Post-Termination Compensation” on page 49 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether in connection with a change in control or otherwise. The benefits to be provided to the current NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2025.
Payments Made upon Termination
The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:
•
We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•
The NEO is said to have been Constructively Terminated (and thereby gains access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his or her adjusted total compensation for the prior 12 months or (y) 75% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Crane, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company ceasing to be a publicly-traded entity or becoming a wholly-owned subsidiary of another entity.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include non-compete and non-solicit provisions and confidentiality provisions that would apply for three years following the termination of employment or, in the case of Mr. Crane, for two years.
Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:
•
unpaid base salary through the date of termination;

•
accrued but unused vacation or paid leave; and

•
reimbursements.

Payment Obligations Upon Death or Permanent Disability
In the event of death or permanent disability of an NEO, in addition to the items above:
•
Mr. Wehmer will be entitled to a payment equal to the remaining unpaid portion of the Transition Award. Messrs. Crane, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards granted to such NEO in the year of his death or disability. Such payments will be made (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii) in the case of permanent disability, ratably over 36 months (except for Wehmer, whose payment will be made ratably over 5 months), with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company. For Mr. Crane, such payment benefit will be reduced by the amount of any income earned during the payment period; provided, however, that such amount paid shall not be less than $8,333.34 per month.
•
Each NEO will immediately vest in all time-based outstanding awards which are not performance awards under the Company’s incentive plans. Performance awards will be prorated based on actual performance and number of full months during the performance period.

Additionally, in the event of termination due to permanent disability:
•
Messrs. Stoehr and Crane will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause
In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:
•
the payment described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period for Messrs. Crane, Dykstra, Murphy, and Stoehr, and over the 5-month period for Mr. Wehmer;

•
in addition to payments received in the case of death or disability, Mr. Wehmer will also receive payment of his base salary for the remaining months of his initial term;

•
outstanding option awards under the Company’s incentive plans will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•
Mr. Crane and his respective dependents will be entitled to continued health benefits until the earliest of (i) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (ii) the expiration of the maximum coverage period under COBRA or (iii) the date he becomes eligible for Medicare benefits;

•
in conjunction with a Termination Without Cause, the outstanding time-based restricted stock unit awards and performance restricted stock unit awards under the Company’s incentive plan will be forfeited.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control
In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:
•
the NEO will be entitled to immediate vesting of all outstanding time-based restricted stock unit awards;

•
the NEO will be entitled to immediate vesting of all outstanding performance-based restricted stock unit awards, earned at the greater of (i) actual performance through the date of the termination of employment and (ii) target performance, so long as the termination of employment occurs at least 12 months after the start of the performance period;

•
in the event that the termination of employment occurs during the first twelve months of a performance period, the NEO will be entitled to immediate vesting of a prorated amount of outstanding performance-based restricted stock unit awards based on the number of full months the employee participated in the performance period, earned at the greater of (i) actual performance through the date of the termination of employment and (ii) target performance;

•
Messrs. Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change in control payments and such offset payment, within 30 days of the determination that such excise tax is due; and

•
in the case of Messrs. Wehmer, Crane and Stoehr, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Dykstra and Murphy in effect at the time of adoption of such policy.
For purposes of a change in control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described above) if the resulting employer were to (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his or her adjusted total compensation for the prior 12 months or (y) 100% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change in control, deliver notice to such NEO that he or she will continue to be employed but his or her employment agreement will be rejected. In addition, in the case of Messrs. Crane, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce or assign such NEO duties substantively inconsistent with his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly-traded entity or becoming a wholly-owned subsidiary of another entity.
“Change in control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change in control as any of the following events:
•
if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•
if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•
the consummation of a reorganization, merger, or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•
the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a change in control and retirement. The amounts shown assume that termination was effective as of December 31, 2025, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 31, 2025 of $139.82, as reported on Nasdaq. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination ($)	Termination Without Cause ($)	Termination in Connection with a Change in Control ($)	Retirement ($)
Timothy S. Crane(1)	Cash Severance Benefit(2)	8,460,000	8,460,000	8,460,000	8,460,000	8,460,000	—
	Value of Unvested and Accelerated Equity(3)	10,866,524	10,866,524	10,866,524	9,017,586	13,478,508	9,017,586
	Benefit Continuation(4)	—	57,540	19,180	19,180	19,180	—
	Less Life Insurance Proceeds(5)	(1,200,000)	—	—	—	—	—
	Less Disability Insurance Proceeds(6)	—	(720,000)	—	—	—	—
	Severance Cutback(7)	—	—	—	—	—	—
	TOTAL	18,126,524	18,664,064	19,345,704	17,496,766	21,957,688	9,017,586
David A. Dykstra(1)	Cash Severance Benefit(2)	4,860,000	4,860,000	4,860,000	4,860,000	4,860,000	—
	Value of Unvested and Accelerated Equity(3)	4,052,611	4,052,611	4,052,611	3,515,282	4,811,347	3,515,282
	Benefit Continuation(4)	—	—	—	—	—	—
	Less Life Insurance Proceeds(5)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds(6)	—	(480,000)	—	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	—	—	—
	TOTAL	6,212,611	8,432,611	8,912,611	8,375,282	9,671,347	3,515,282
Richard B. Murphy(1)	Cash Severance Benefit(2)	3,726,000	3,726,000	3,726,000	3,726,000	3,726,000	—
	Value of Unvested and Accelerated Equity(3)	3,086,540	3,086,540	3,086,540	2,675,702	3,666,640	2,675,702
	Benefit Continuation(4)	—	—	—	—	—	—
	Less Life Insurance Proceeds(5)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds(6)	—	(420,000)	—	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	—	—	—
	TOTAL	4,112,540	6,392,540	6,812,540	6,401,702	7,392,640	2,675,702
David L. Stoehr(1)	Cash Severance Benefit(2)	3,111,000	3,111,000	3,111,000	3,111,000	3,111,000	—
	Value of Unvested and Accelerated Equity(3)	2,372,403	2,372,403	2,372,403	2,048,417	2,830,096	2,048,417
	Benefit Continuation(4)	—	69,379	—	—	—	—
	Less Life Insurance Proceeds(5)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds(6)	—	(480,000)	—	—	—	—
	Severance Cutback(7)	—	—	—	—	—	—
	TOTAL	2,783,403	5,072,782	5,483,403	5,159,417	5,941,096	2,048,417
Edward J. Wehmer(1)	Cash Severance Benefit(2)	1,666,667	1,666,667	2,116,667	2,116,667	2,116,667	—
	Value of Unvested and Accelerated Equity(3)	—	—	—	—	—	—
	Benefit Continuation(4)	—	—	—	—	—	—
	Less Life Insurance Proceeds(5)	(1,650,000)	—	—	—	—	—
	Less Disability Insurance Proceeds(6)	—	(180,000)	—	—	—	—
	Severance Cutback(7)	—	—	—	—	—	—
	TOTAL	16,667	1,486,667	2,116,667	2,116,667	2,116,667	—

(1)
In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2025.

(2)
Upon termination due to death or disability, termination without cause, constructive termination, or qualifying termination following a change in control, with respect to each NEO other than Mr. Wehmer, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the

NEO’s target stock bonus in the year in which the termination occurs. Upon termination due to death or disability, Mr. Wehmer is entitled to a severance payment equal to the remaining unpaid balance of the Transition Award. Upon a constructive termination, termination without cause or a qualifying termination following a change in control, Mr. Wehmer is entitled to a severance payment equal to the sum of (i) the remaining unpaid balance of the Transition Award plus (ii) his base salary for the remaining months of his initial term.
(3)
All time-vesting restricted stock unit awards will immediately vest in the event of a death, permanent disability, constructive termination, or a qualifying termination following a change in control. Time- vesting restricted stock unit awards vest pro-rata upon retirement. In the event of death, permanent disability, or retirement, the 2023, 2024 and 2025 performance-based restricted stock unit awards will vest on a pro-rata basis based on performance over the full performance period. For this analysis, performance has been assumed at target for the 2024 and 2025 awards. For the 2023 performance-based restricted stock unit awards, the amount represents the actual payout, since the performance period was completed on December 31, 2025 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the 2024 and 2025 performance-based restricted stock unit awards will vest in full based on the greater of actual performance through the date of termination or target. The 2023 performance-based restricted stock unit award is shown at actual performance as the performance period ended on December 31, 2025. Messrs. Crane, Dykstra, Murphy and Stoehr had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2025. Therefore, any constructive termination or termination without cause incurred by Messrs. Crane, Dykstra, Murphy and Stoehr was treated as a retirement for purposes of quantifying performance-based restricted stock units.

(4)
As of December 31, 2025, Messrs. Dykstra, Murphy and Stoehr were eligible for Medicare and, thus, would not receive benefit continuation. We have assumed benefit continuation for Mr. Crane through the age of 65, the time at which he will be eligible for Medicare, in the event termination in connection with a change in control, termination without cause or constructive termination. We have assumed benefit continuation for 36 months in the event of permanent disability for Messrs. Crane and Stoehr.

(5)
For Messrs. Wehmer, Crane, Dykstra, Murphy and Stoehr, in the event of termination in connection with death, the amount of benefits to be paid for each NEOs pursuant to his employment agreements will be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, the executive shall remain entitled to receive the excess life insurance payments.

(6)
For Messrs. Wehmer, Crane, Dykstra, Murphy and Stoehr, in the event of termination in connection with permanent disability, the amount of benefits to be paid to each NEO pursuant to his employment agreement will be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he will remain entitled to receive the excess insurance payments.

(7)
The employment agreements for Messrs. Wehmer, Crane and Stoehr provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Code (the “Reduced Payment”). This reduction will not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.

(8)
In the event of a termination in connection with a change in control, Messrs. Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Excise tax gross-up payments were calculated in accordance with Section 280G of the Code. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.
Compensation Committee
Elizabeth H. Connelly (Chair)
Peter D. Crist
Suzet M. McKinney
Karin Gustafson Teglia
Alex E. Washington, III
CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Crane, our President and Chief Executive Officer as of December 31, 2025. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2025,
•
The median of the annual total compensation of all of our employees, other than Mr. Crane, was $81,448.

•
Mr. Crane’s annual total compensation, as reported in the Total column of the 2025 Summary Compensation Table was $7,037,919.

•
Based on this information, the ratio of the annual total compensation of Mr. Crane to the median of the annual total compensation of all employees is estimated to be 86.4 to 1.

We selected October 1, 2025 as the date on which to determine our median employee. As of that date, we had had approximately 5,883 employees. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees.
We applied this de minimis exemption when identifying the median employee by excluding 156 employees in Canada and one employee in Puerto Rico. After taking into account the de minimis exemption, 5,726 employees in the United States and zero employees located outside of the United States were considered for identifying the median employee.
For purposes of identifying the median employee from the employee population base, other than Mr. Crane, we considered W-2 gross taxable wages for calendar year 2025. In addition, we annualized compensation for employees who commenced employment with the Company after January 1, 2025 or who terminated prior to December 31, 2025.
In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2025 Summary Compensation Table with respect to each of the NEOs.

PAY VERSUS PERFORMANCE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the Company is providing the following information for “Compensation Actually Paid,” as calculated per SEC disclosure rules, and the Company’s financial performance against specific performance metrics for each of the last five completed calendar years. The table below summarizes “Compensation Actually Paid” to Mr. Wehmer, the Company’s former Principal Executive Officer (“PEO”), “Compensation Actually Paid” to Mr. Crane, the Company’s current PEO, and the average “Compensation Actually Paid” to our NEOs other than Mr. Wehmer and Mr. Crane. In determining the “Compensation Actually Paid,” we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years as the valuations methods for this section differ from those required in the Summary Compensation Table, primarily as it relates to equity valuations. Under the Summary Compensation Table rules, equity awards are reflected as compensation in the year of grant based on the full grant date fair value, whereas equity awards are reported as “Compensation Actually Paid” during the vesting period and are impacted by changes in the Company’s stock price through the vesting date. Similar to the Summary Compensation Table, “Compensation Actually Paid” includes the value of equity awards as compensation prior to vesting and, thus, such compensation may never be realized by the NEOs if the underlying vesting conditions are not satisfied.
Year(1)	Summary Compensation Table Total PEO — Mr. Crane(2) ($)	Compensation Actually Paid to PEO — Mr. Crane(3) ($)	Summary Compensation Table Total PEO — Mr. Wehmer(2) ($)	Compensation Actually Paid to PEO — Mr. Wehmer(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Value of Initial Fixed $100 Investment Based On(4):		Net Income ($ in millions)	Adjusted EPS(6) ($)
							Wintrust TSR ($)	Peer Group TSR(5) ($)
2025	7,037,919	9,079,415			2,883,470	3,320,115	249.22	216.97	824	16.92
2024	6,082,951	9,039,311			2,733,850	4,106,924	218.75	168.35	695	14.81
2023	4,893,480	4,980,483	3,600,802	4,822,614	2,058,687	2,257,999	159.87	125.02	623	14.78
2022			7,542,089	8,359,216	2,350,417	2,507,670	142.73	113.60	510	12.63
2021			7,140,312	9,915,585	2,066,281	2,621,076	151.10	137.31	466	9.64
(1)
Mr. Wehmer served as the Company’s sole PEO in years 2021 – 2022 and the Company’s other NEOs for years 2021 – 2022 are Messrs. Dykstra, Murphy, Crane and Stoehr. Mr. Wehmer and Mr. Crane each served as the Company’s PEO in 2023 for the time periods as reported above, and the Company’s other NEOs for 2023 are Messrs. Dykstra, Murphy, Stoehr and Ms. Boege. Mr. Crane served as the Company’s sole PEO in 2024 and 2025, and the Company’s other NEOs for 2024 and 2025 are Messrs. Wehmer, Dykstra, Murphy and Stoehr.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable years for Mr. Crane and Mr. Wehmer and (ii) the average of the total compensation reported in the Summary Compensation Table for the Company’s other NEOs for the applicable years, as described in (1) above.

(3)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “Compensation Actually Paid” as reported in the Pay-versus-Performance Table. “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “Compensation Actually Paid” is calculated as the total compensation reported in the Summary Compensation Table adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date. The Company does not provide a defined benefit plan so no adjustment for pension benefits is included. The following table details these adjustments:

Year	Summary Compensation Table Total ($)(a)	(Minus) Grant Date Fair Value of Stock Awards Granted in Fiscal Year ($)(b)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($)(c)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years ($)(d)	Plus Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(e)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(f)	(Minus) Fair Value as of Prior Fiscal Year- End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(g)	Equals Compensation Actually Paid ($)
Mr. Crane (PEO)
2025	7,037,919	(3,850,000)	4,279,571	1,600,272	—	11,653	—	9,079,415
2024	6,082,951	(3,575,000)	4,862,945	1,618,863	—	49,552	—	9,039,311
2023	4,893,480	(2,750,000)	2,585,759	227,640	—	23,604	—	4,980,483
Mr. Wehmer (PEO)
2023	3,600,802	—	—	1,078,267	—	143,545	—	4,822,614
2022	7,542,089	(2,878,750)	2,848,340	847,537	—	—	—	8,359,216
2021	7,140,312	(2,530,000)	4,319,490	985,783	—	—	—	9,915,585
Other NEOs(h)
2025	2,883,470	(655,953)	729,053	342,131	—	21,414	—	3,320,115
2024	2,733,850	(624,000)	848,728	1,039,504	—	108,842	—	4,106,924
2023	2,058,687	(955,663)	898,474	229,985	—	26,516	—	2,257,999
2022	2,350,417	(771,875)	763,616	165,512	—	—	—	2,507,670
2021	2,066,281	(511,438)	873,110	193,123	—	—	—	2,621,076
(a)
Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.

(b)
Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(c)
Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(d)
Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)
Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(g)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(h)
See (1) above for the NEOs included in the average for the indicated fiscal year.

(4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)
The Peer Group TSR utilizes the Nasdaq Global Select Market bank stock as the peer group index, which is the same industry index used in the Company’s Annual Report on Form 10-K.

(6)
As noted in the “Compensation Discussion & Analysis,” for 2025, the Committee views Adjusted EPS as an important metric of Company performance. Fifty percent (50%) of the performance-based restricted stock units vest based on the Company’s three-year cumulative earnings per share as adjusted to exclude income taxes, acquisition-related charges, and the provision for credit losses with such amount being further reduced by actual net charge-offs of loans.

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the five- year cumulative period are reflective of the Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our short-term incentive awards and the LTIP. The following charts display the “Compensation Actually Paid” to the PEO and the average of the “Compensation Actually Paid” to the other NEOs as compared to the Company’s Adjusted EPS, Net Income and TSR over the five most recently completed years as well as the relationship between the Company’s TSR and the Peer Group TSR over such five-year period.

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2025:
•
Adjusted EPS

•
Net Income

•
TSR relative ranking within KRX Index

Policies and Practices Related to the Timing of Grants of Certain Equity Awards
The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the Compensation Committee’s practice is to approve them at its meeting in January of each year as part of the annual compensation review and after results for the preceding fiscal year become available. Because the Compensation Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates.
During 2025, no stock option grants were made to any of our NEOs.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 31, 2025, relating to the Company’s equity compensation plans pursuant to which common stock is authorized for issuance:
EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
WTFC 1997 Stock Incentive Plan, as amended	85,000	$—	—
WTFC 2007 Stock Incentive Plan	2,876	$—	—
WTFC 2015 Stock Incentive Plan	23,147	$—	—
WTFC 2022 Stock Incentive Plan	1,318,422	$—	—
WTFC 2025 Stock Incentive Plan	18,921	$—	2,185,493
WTFC Employee Stock Purchase Plan	—	$—	109,826
WTFC Directors Deferred Fee and Stock Plan	—	$—	337,499
	1,448,366	$—	2,632,818
Equity compensation plans not approved by security holders(1)
N/A	—	$—	—
Total	1,448,366	$—	2,632,818

(1)
Excludes 5,675 shares of the Company’s Common Stock issuable pursuant to the exercise of options granted under the plan of STC Bancshares Corporation. The weighted-average exercise price of these options is $44.81. No additional awards will be made under this plan.

PROPOSAL NO. 2 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT
Background of the Proposal
As the Company has done in years past and as required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of this “Say on Pay” vote when evaluating our compensation philosophy, policies and practices.
At the annual meetings of shareholders held in 2025, 2024 and 2023, we provided our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the applicable proxy statement. Our shareholders overwhelmingly approved such proposals, with at least 95% of the votes cast in favor in each of those years. In accordance with the preference expressed by our shareholders at the 2023 annual meeting of shareholders, we intend to hold a Say on Pay vote on an annual basis at least until the next frequency vote. In 2029, we will again ask our shareholders to consider the appropriate frequency of the Say on Pay vote.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation —  Compensation Discussion & Analysis,” the Compensation Committee continuously evaluates opportunities to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk” based on Company performance. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Because this shareholder vote is advisory, it will not be binding on the Board.
However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board has authorized a shareholder vote on the Company’s executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2026 Annual Meeting of Shareholders.”
Required Vote
The approval of the non-binding advisory resolution approving the compensation of our named executive officers described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no impact on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, an independent registered public accounting firm for the Company, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from the Company.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Audit Committee
Karin Gustafson Teglia (Chair)
Marla F. Glabe
Suzet M. McKinney
Gregory A. Smith
PROPOSAL NO. 3 — RATIFICATION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2026. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to attend the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
AUDIT AND NON-AUDIT FEES PAID
The Company’s independent auditors for the fiscal years ended December 31, 2025 and 2024 were Ernst & Young LLP. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year. The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2025 and December 31, 2024:
Audit Fees:   Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $3,025,106 in 2025 and $3,613,031 in 2024.
Audit-Related Fees:   Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $30,955 in 2025 and $28,620 in 2024.
Tax Fees:   Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $1,172,857 in 2025 and $749,289 in 2024.
All Other Fees:   This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. There were no aggregate fees for other services in 2025 or 2024.
The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for fiscal year 2025 were pre-approved by the Audit Committee in accordance with these procedures.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification. Brokers will have discretionary authority to vote on this proposal.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.
SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
Shareholder proposals intended to be presented at the Company’s 2027 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 10, 2026 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of Rule 14a-8 of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2027 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Pursuant to the By-laws, the deadline for such notice is February 27, 2027 (but not before January 28, 2027). In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 29, 2027.

OTHER BUSINESS
The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy card accompanying this Proxy Statement, such persons shall vote in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Kathleen M. Boege
Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

WINTRUST FINANCIAL CORPORATION

May 28, 2026

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-201-299-4446** worldwide from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 p.m. Eastern Time the day before the meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

00033333333333330300 4 052826

	FOR	AGAINST	ABSTAIN
1. Election of Directors			
Elizabeth H. Connelly	☐	☐	☐
Timothy S. Crane	☐	☐	☐
Peter D. Crist	☐	☐	☐
Marla F. Glabe	☐	☐	☐
Brian A. Kenney	☐	☐	☐
Laura A. Kohl	☐	☐	☐
Deborah L. Hall Lefevre	☐	☐	☐
Suzet M. McKinney	☐	☐	☐
David S. Richter	☐	☐	☐
Gregory A. Smith	☐	☐	☐
Karin Gustafson Teglia	☐	☐	☐
Alex E. Washington, III	☐	☐	☐
2. Proposal to approve, on an advisory (non-binding) basis, the Company's executive compensation as described in the 2026 Proxy Statement.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2026.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OFWINTRUST FINANCIAL CORPORATIONMay 28, 2026PROXY VOTING INSTRUCTIONSINTERNET - Access www.voteproxy.com and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourproxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or +1-201-299-4446 worldwide from any touchtonetelephone and follow the instructions. Have your proxy cardavailable when you call.Vote on line or by phone until 11 :59 p.m. Eastern Time the daybefore the meeting.MAIL - Sign, date and mail your proxy card in the envelopeprovided as soon as possible.IN PERSON - You may vote your shares in person by attendingthe Annual Meeting.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via equiniti com/us/ast-access toenjoy online access.COMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Electronic Proxy Card, Annual Report onForm 10-K and Annual Letter to Shareholders are available at materials.proxyvote.com/97650W'f Please detach along perforated line and mail in the envelope provided !E you are not voting via telephone or the Internet. 'f• 00033333333333330300 4 052826THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEEAND "FOR" PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 01. Election of Directors FOO AGAINST ABSTAINTo change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.□2.3.Elizabeth H. ConnellyTimothy S. CranePeter D. CristMarla F. GlabeBrian A. KenneyLaura A. KohlDeborah L. Hal I LefevreSuzet M. McKinneyDavid S. RichterGregory A. SmithKarin Gustafson TegliaAlex E. Washington. IllProposal to approve, on an advisory (non-binding) basis, theCompany's executive compensation as described in the 2026 ProxyStatement.Proposal to ratify the appointment of Ernst & Young LLP to serve as theindependent registered public accounting firm for fiscal year 2026.□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □□ □ □Signature of Shareholder [ __J Date: I Signature of Shareholder L J Date: I INote: Please sign exactly as your name or names appear on this Proxy. When shares are held Jointly, each holder should sign. When sigmng as executor, adm1mstrator, attorney, truS1ee or guardian, please give full• title as such. If the signer is a corporation, please sign full oorporate name by duly authorized officer, giving hJII t ide as such. If signer is a partnership, please sign in partnership name by authorized person.

WINTRUST FINANCIAL CORPORATIONProxy for Annual Meeting of Shareholders on May 28, 2026Solicited on Behalf of the Board of DirectorsDThe undersigned hereby appoints H. Patrick Hackett, Jr. and Timothy S. Crane andeach of them, with full power of substitution and power to act alone, as proxies to vote allthe shares of common stock which the undersigned would be entitled to vote if personallypresent and acting at the Annual Meeting of Shareholders of Wintrust Financial Corporation,on May 28, 2026, at 9:00 a.m. Central Time at the Company's corporate headquarters at9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, and at any adjournments orpostponements thereof, as designated on the reverse side of this form.If no other indication is made on the reverse side of this form, the proxies shallvote "FOR" the election of each director nominee and "FOR" proposals 2 and 3. Intheir discretion, the proxies are authorized to vote on such other business as mayproperly come before the meeting or any adjournment or postponement thereof.(Continued and to be signed on the reverse side.)